AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE COMPANY’S SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

PRELIMINARY OFFERING CIRCULAR DATED MARCH 12, 2020

STARTENGINE CROWDFUNDING, INC.

8687 MELROSE AVE

7TH FLOOR (GREEN BUILDING)

WEST HOLLYWOOD, CALIFORNIA 90069

800-317-2200

UP TO 4,444,444 SHARES OF COMMON STOCK (1)

AND

UP TO 111,111 SHARES OF SERIES T PREFERRED STOCK

SEE “SECURITIES BEING OFFERED” AT PAGE 38

COMMON SHARES

	Price to Public	Underwriting discount and commissions (2)	Proceeds to issuer (3)
Per share	$11.25	$0	$11.25
Total Maximum	$40,000,000	$0	$40,000,000

(1)           This assumes that all shares are purchased at the Owner’s Discount (defined below) price; see “Plan of Distribution and Selling Shareholders.” This maximum represents the shares available to be offered as of the date hereof out of the rolling 12-month maximum offering amount of $50,000,000, and reflecting that the company is also offering $1,000,000 in shares of Series T Preferred Stock.

(2)           The company has not engaged commissioned sales agents or underwriters; see “Plan of Distribution and Selling Shareholders.” In the event a commissioned sales agent or underwriter is engaged, the company will file a Supplement to this Offering Circular.

(3)           Does not include expenses of the offering or reflect the Owner’s Discount; see “Plan of Distribution and Selling Shareholders.”

The minimum investment amount for Common Shares is $500.

PREFERRED SHARES

	Price to Public	Underwriting discount and commissions (5)	Proceeds to issuer (6)
Per share	$11.25	$0	$11.25
Total Maximum	$1,000,000	$0	$1,000,000

(4)           This assumes that all shares are purchased at the Owner’s Discount price; see “Plan of Distribution and Selling Shareholders.”

(5)           The company has not engaged commissioned sales agents or underwriters; see “Plan of Distribution and Selling Shareholders.” In the event a commissioned sales agent or underwriter is engaged, the company will file a Supplement to this Offering Circular.

(6)           Does not include expenses of the offering or reflect the Owner’s Discount; see “Plan of Distribution and Selling Shareholders.”

The minimum investment amount for Preferred Shares is $200,000.

The company is seeking to raise up to $40,000,000 from the sale of Common Stock and $1,000,000 from the sale of Preferred Stock for a total of $41,000,000 (the “maximum offering dollar amount”), which represents the shares available to be offered as of the date hereof out of the rolling 12-month maximum offering amount of $50 million,. All investors will be required to purchase securities pursuant to subscription agreements which appear as Exhibits to the Offering Statement of which this Offering Circular forms a part, and which are irrevocable. These contain exclusive forum and jury waiver provisions which are similarly irrevocable; see “Risk Factors,” “Securities Being Offered – Common Stock – Forum Selection Provision,” “Securities Being Offered – Preferred Stock – Forum Selection Provision,” and “Plan of Distribution and Selling Shareholders – Jury Trial Waiver.” Investors in Common Shares in this offering will be required to grant a proxy to vote their shares to the company’s Chief Executive Officer; see “Risk Factors” and “Securities Being Offered – Common Stock – The Proxy.” This means voting control of the company will remain in the hands of the company’s Chief Executive Officer and its Chairman. See “Security Ownership of Management.”

The company has engaged Prime Trust, LLC of Nevada as an escrow agent (the “Escrow Agent” or “Prime Trust”) to hold funds tendered by investors. We may hold a series of closings at which we receive the funds from the escrow agent and issue the shares to investors. This offering will terminate at the earlier of the date at which the maximum offering amount has been sold or the date at which the offering is earlier terminated by the company at its sole discretion. At least every 12 months after this offering has been qualified by the United States Securities and Exchange Commission (the “SEC”), the company will file a post-qualification amendment to include the company’s recent financial statements. The offering is being conducted on a best-efforts basis without any minimum target. We may undertake one or more closings on a rolling basis. After each closing, funds tendered by investors will be available to us, and since there is no minimum offering amount, we will have access to these funds even if they do not cover the expenses of this offering. After the initial closing of this offering, we expect to hold closings on at least a monthly basis.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE SEC; HOWEVER THE SEC HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION

GENERALLY NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

This offering is inherently risky. See “Risk Factors” on page 10.

Sales of these securities will commence approximately on                  , 2020.

The company is following the “Offering Circular” format of disclosure under Regulation A.

In the event that we become a reporting company under the Securities Exchange Act of 1934, we intend to take advantage of the provisions that relate to “Emerging Growth Companies” under the JOBS Act of 2012. See “Summary – Implications of Being an Emerging Growth Company.”

In this Offering Circular, the term “StartEngine”, “we”, “us”, “our”, or “the company” refers to StartEngine Crowdfunding, Inc. and our subsidiaries on a consolidated basis. The terms “our “StartEngine Capital” or “funding portal” refers to StartEngine Capital LLC, the terms “StartEngine Secure” or “our transfer agent” refer to StartEngine Secure LLC, and the terms “StartEngine Primary” or “our broker-dealer” refer to StartEngine Primary LLC.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

SUMMARY

Summary

StartEngine Crowdfunding, Inc. aims to revolutionize how startups and small businesses raise capital. We provide an online electronic platform that connects small and medium-sized businesses seeking capital with investors. Online investment by large numbers of investors in comparatively small amounts is often called crowdfunding.

Nearly six million small businesses are organized in the United States according to the U.S. Census Bureau. Most of these companies are in need of capital, and they are having difficulty finding it. Banks are reluctant to lend to small and risky companies. Venture capital funds flow to high growth-potential companies whose founders fit a particular profile in terms of education, age, gender and ethnicity. Founders who do not fit this profile risk their life savings to fund their companies and help them grow.

The JOBS Act, signed by President Obama in 2012, is intended to help solve the funding problems that early-stage and small companies encounter, by giving them access to a completely new source of funds: their friends and families, customers, fans and believers. In turn, those potential investors get the chance to invest in a company, team or idea they believe in, however uncertain eventual success might be.

StartEngine helps companies conduct crowdfunding offerings under the JOBS Act. StartEngine Primary operates under Titles II and IV of the JOBS Act. Title II of the JOBS Act permitted companies to advertise offerings of securities on the internet while selling only to accredited investors. Title IV amended Regulation A under the Securities Act, allowing private companies to advertise the sale of securities to both accredited and non-accredited investors. Our wholly-owned subsidiary, StartEngine Capital, operates under Title III of the JOBS Act, which added Regulation Crowdfunding to the funding options for small companies.

We currently facilitate capital-raising under three different exemptions from registration under the Securities Act, all made possible by the JOBS Act:

•	Title II of the JOBS Act led to Rule 506(c) of Regulation D under the Securities Act. Since September 23, 2013, start-ups have been able to broadly solicit potential investors for their offerings, including presenting their offerings on online platforms, such as ours, to sell securities in their company. Investors under this rule are required to be accredited investors, meaning they meet certain income and net worth thresholds.

•	Title III of the JOBS Act allowed for the adoption of Regulation Crowdfunding. Under Regulation Crowdfunding, companies can raise slightly over $1 million a year from accredited and non-accredited investors. Since the regulation went into effect on May 16, 2016, we have been facilitating these transactions through our wholly owned subsidiary, StartEngine Capital, which is a funding portal registered with the SEC and a member of the Financial Industry Regulatory Authority (“FINRA”).

•	Title IV of the JOBS Act required changes to improve Regulation A, the exemption that we are using for this offering. Under the amendments to Regulation A, which went into effect on June 19, 2015, companies can raise up to $50 million a year from accredited and non-accredited investors. Since our wholly-owned subsidiary, StartEngine Primary became a registered broker-dealer in June 2019, we have been facilitating Regulation A offerings for other companies through StartEngine Primary.

In addition, companies may also utilize our technology platform to sell securities in offerings made outside the United States in reliance on Regulation S under the Securities Act.

We launched our crowdfunding operations in June 2015, as Regulation A went into effect. Elio Motors’ equity crowdfunding offering, hosted on our site, eventually raised $16,917,576 from 6,345 investors. As of December 31, 2019, we have hosted the Regulation A offerings of 24 companies, including two for StartEngine itself. Regulation Crowdfunding went into effect on May 16, 2016 and as of December 31, 2019 we have acted as intermediary for offerings by 561 companies. As of December 31, 2019, companies on our platform have raised a total of $115.6 million from all offering types. Our subsidiary StartEngine Secure began offering transfer agent services in May 2017 and became a registered transfer agent in November 2017. As of December 31, 2019, we provide services for 248 companies, and we anticipate that StartEngine Secure will be an important part of our operations in the future.

StartEngine was founded by Howard Marks and Ron Miller. Howard Marks is Chief Executive Officer (“CEO”). Howard founded StartEngine with the mission of helping entrepreneurs achieve their dreams. Howard was the founder and CEO of Acclaim Games, a publisher of online games that is now part of The Walt Disney Company. Before Acclaim, Howard was Chairman of Activision Studios from 1991 until 1997. As a former Board Member, and Executive Vice-President of video game giant Activision, he and a partner took control in 1991 and turned the ailing company into the video game industry leader. As a games industry expert, Howard built one of the largest and most successful games studios in the industry, selling millions of games. He started StartEngine, an unrelated entity, in 2011 as the first startup accelerator in Los Angeles with the goal of helping to make Los Angeles a technology city. After investing in over 60 companies, Howard realized the difficulties entrepreneurs had with raising capital from angel investors and venture capitalists. With the advent of the JOBS Act, Howard realized he could help thousands of entrepreneurs by creating a new company focused on implementing the equity crowdfunding rules. Thus, StartEngine Crowdfunding, Inc. was born in March 2014. Howard is the 2015 "Treasure of Los Angeles" award recipient for his work to transform Los Angeles into a leading technology city, and is a member of Mayor Eric Garcetti's technology council.

Ron Miller is the chairman and cofounder of StartEngine. When Howard and Ron initially met in the fall of 2013, they recognized that the JOBS Act represented the greatest advancement for entrepreneurship in a generation. From direct experience as entrepreneurs, they recognized that the key to bringing new technologies and innovations to market required capital that is not readily available. As a serial start-up entrepreneur, Ron immediately went into action to advocate for SEC rulemaking to give life to the JOBS Act, raise the initial capital and built a leadership team to drive the sales and marketing plan to help StartEngine establish a leading position in the market.

Prior to StartEngine, Ron founded, built and sold five companies through management buyouts, private equity, private investors, and public markets. He was also nominated as a four-time Inc. 500/5000 award recipient and was an Ernst & Young entrepreneur of the year award finalist. As Chairman, Ron brings his deep experience as a leader and strategist to the company.

The Offering

The offering is for Common Stock and Series T Preferred Stock of StartEngine Crowdfunding, Inc. The rights of the Common Stock and the Series T Preferred Stock are described more fully in “Securities Being Offered.”

Securities offered	Maximum of 4,444,444 shares of Common Stock (1) Maximum of 111,111 shares of Series T Preferred Stock (1)

Shares of Common Stock outstanding before the offering (2)	8,337,932 shares

Shares of Preferred Stock outstanding before the offering (2)	6,947,574 shares

Shares of Common Stock outstanding after the offering (1)	12,782,376 shares

Shares of Preferred Stock outstanding after the offering (1)	7,058,685 shares

Delivery of the Shares	Shares will be delivered by book entry.

Use of proceeds	The net proceeds of this offering will be used primarily to cover marketing costs and operating expenses, including salaries to our executive officers. The details of our plans are set forth in our “Use of Proceeds” section.

(1) Investors in this offering who currently own shares of the company are entitled to an owner’s discount (the “Owner’s Discount”) of 20%; see “Plan of Distribution and Selling Shareholders.” The number of shares covered by the Offering Statement of which this Offering Circular forms a part assumes that all the shares were purchased with the Owner’s Discount. This represents the shares available to be offered as of the date of this Offering Circular out of the rolling 12-month maximum offering amount of $50 million.

(2) As of March 11, 2020. Does not include shares issuable upon the exercise of options issued under the 2015 Equity Incentive Plan, the issuance of securities in the company’s previous Regulation A and Regulation CF after March 11, 2020 or the issuance of shares in the company’s current offering of the company’s Common Stock under Regulation CF.

Implications of Being an Emerging Growth Company

We are not subject to the ongoing reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) because we are not registering our securities under the Exchange Act.  Rather, we will be subject to the more limited reporting requirements under Regulation A, including the obligation to electronically file:

•	annual reports (including disclosure relating to our business operations for the preceding three fiscal years, or, if in existence for less than three years, since inception, related party transactions, beneficial ownership of the issuer’s securities, executive officers and directors and certain executive compensation information, management’s discussion and analysis (“MD&A”) of the issuer’s liquidity, capital resources, and results of operations, and two years of audited financial statements),

•	semiannual reports (including disclosure primarily relating to the issuer’s interim financial statements and MD&A) and

•	current reports for certain material events.

In addition, at any time after completing reporting for the fiscal year in which our offering statement was qualified, if the securities of each class to which this offering statement relates are held of record by fewer than 300 persons and offers or sales are not ongoing, we may immediately suspend our ongoing reporting obligations under Regulation A.

If and when we become subject to the ongoing reporting requirements of the Exchange Act, as an issuer with less than $1.07 billion in total annual gross revenues during our last fiscal year, we will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and this status will be significant. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

•	will not be required to obtain an auditor attestation on our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

•	will not be required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

•	will not be required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

•	will be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

•	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and

•	will be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under Section 107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, or such earlier time that we no longer meet the definition of an emerging growth company. Note that this offering, while a public offering, is not a sale of common equity pursuant to a registration statement, since the offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.07 billion in annual revenues, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Certain of these reduced reporting requirements and exemptions are also available to us due to the fact that we may also qualify, once listed, as a “smaller reporting company” under the SEC’s rules. For instance, smaller reporting companies are not required to obtain an auditor attestation on their assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

Selected Risks Associated with Our Business

Our business is subject to a number of risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this summary. These risks include, but are not limited to, the following:

Risk Factors Related to the Company and its Business

•	We are an early stage company and have not yet generated any profits;

•	Our financials were prepared on a “going concern” basis;

•	Any valuation of the Company at this stage is difficult to assess;

•	We operate in a regulatory environment that is evolving and uncertain;

•	We operate in a highly regulated industry;

•	We were recently approved as a broker-dealer, and are still in the process of adapting our business model and pricing structure;

•	We may be liable for misstatements made by issuers;

•	Our compliance is focused on U.S. laws and we have not analyzed foreign laws regarding the participation of non-U.S. residents;

•	StartEngine’s service offerings are relatively new in an industry that is still quickly evolving;

•	We have an evolving business model;

•	We are reliant on one main type of service;

•	Our future plans include the use of blockchain technology, including the Ethereum protocol;

•	We depend on key personnel and face challenges recruiting needed personnel;

•	StartEngine and its providers are vulnerable to hackers and cyber attacks;

•	The SEC may suspend trading in a stock when the SEC is of the opinion that a suspension is required to protect investors and the public interest;

•	StartEngine currently relies on one escrow agent and technology service provider;

•	We are dependent on general economic conditions;

•	We face significant market competition;

•	We may not be able to protect all of our intellectual property;

•	Our revenues and profits are subject to fluctuations;

•	If the company cannot raise sufficient funds it will not succeed; and

•	There is no minimum amount set as a condition to closing this offering.

Risk Factors Related to the Common Stock, Preferred Stock and the Offering

•	There is uncertainty as to the amount of time it will take for us to deliver securities to investors under this offering;

•	Investors in our Common Stock will have to assign their voting rights;

•	Investors in our Series T Preferred Stock will have to be subject to drag along rights;

•	Voting control is in the hands of a few large stockholders;

•	We are offering a discount on our stock price to current owners of our securities;

•	The exclusive forum provision in the subscription agreements may have the effect of limiting an investor’s ability to bring legal action against us and could limit an investor’s ability to obtain a favorable judicial forum for disputes;

•	Investors in this offering may not be entitled to a jury trial with respect to claims arising under the subscription agreements, which could result in less favorable outcomes to the plaintiff(s) in any action under the agreements;

•	Future fundraising may affect the rights of investors;

•	Holders of our Preferred Stock are entitled to potentially significant liquidation preferences over holders of our Common Stock if we are liquidated, including upon a sale of our company;

•	There is no current market for our Common Stock or Preferred Stock;

•	You will need to keep records of your investment for tax purposes; and
•	Our price of Common Stock or Preferred Stock may be volatile.

RISK FACTORS

The SEC requires the company to identify risks that are specific to its business and its financial condition. The company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as hacking and the ability to prevent hacking). Additionally, early-stage companies are inherently more risky than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

Risk Factors Related to the Company and its Business

We are an early stage company and have not yet generated any profits.

StartEngine was formed in 2014. Accordingly, the company has a limited history upon which an evaluation of its performance and future prospects can be made. Our current and proposed operations are subject to all the business risks associated with new enterprises. These include likely fluctuations in operating results as the company reacts to developments in its market, managing its growth and the entry of competitors into the market. We will only be able to pay dividends on any shares once our directors determine that we are financially able to do so. StartEngine has incurred a net loss and has had insufficient revenues generated since inception to cover operational expenses. There is no assurance that we will be profitable in the next three years or generate sufficient revenues to pay dividends to the holders of the shares.

Our financials were prepared on a “going concern” basis.

Our financial statements were prepared on a “going concern” basis. Certain matters, as described below and in Note 1 to the accompanying financial statements indicate there may be substantial doubt about the company's ability to continue as a going concern. However, based on management's assessment of operations and financing, they determined that the substantial doubt was alleviated. We have not generated profits since inception, and we have had a history of losses. We have sustained losses of $1,933,791, $4,600,089 and $2,280,174 for the six months ended June 30, 2019 and for the years ended December 31, 2018 and 2017, respectively, and have an accumulated deficit of $13,199,480 as of June 30, 2019. Our ability to continue operations is dependent upon our ability to generate sufficient cash flows from operations to meet our obligations, which the company has not been able to accomplish to date, and/or to obtain additional capital financing.

Any valuation of the Company at this stage is difficult to assess.

The valuation for the offering was established by the company. Unlike listed companies that are valued publicly through market-driven stock prices, the valuation of private companies, especially startups, is difficult to assess and you may risk overpaying for your investment.

We operate in a regulatory environment that is evolving and uncertain.

The regulatory framework for online capital formation or crowdfunding is very new. The regulations that govern our operations have been in existence for a very few years. Further, there are constant discussions among legislators and regulators with respect to changing the regulatory environment. New laws and regulations could be adopted in the United States and abroad. Further, existing laws and regulations may be interpreted in ways that would impact our operations, including how we communicate and work with investors and the companies that use our platforms’ services and the types of securities that our clients can offer and sell on our platform. For instance, over the past year, there have been several attempts to modify the current regulatory regime. Some of those suggested reforms could make it easier for anyone to sell securities (without using our services). Any such changes would have a negative impact on our business. Moreover, certain types of securities offered utilizing our platforms (e.g., cryptocurrencies and other digital assets) have been subjected to increased regulatory scrutiny.

We operate in a highly regulated industry.

We are subject to extensive regulation and failure to comply with such regulation could have an adverse effect on our business. Further, our subsidiary StartEngine Capital LLC is registered as a funding portal; our subsidiary StartEngine Secure LLC is registered as a transfer agent; and our subsidiary StartEngine Primary LLC is registered as a broker-dealer and in the process of establishing the ability to operate an alternative trading system. As a funding portal and broker-dealer, we have to comply with stringent regulations, and the operation of our funding portal, broker-dealer and alternative trading system services exposes us to a significant amount of liability. Regulated entities are frequently subject to examination, constraints on their business, and in some cases fines. See "Regulations." In addition, some of the restrictions and rules applicable to our subsidiaries could adversely affect and limit some of our business plans

We were recently approved as a broker-dealer, and are still in the process of adapting our business model and pricing structure.

Until recently, we were not a broker-dealer and had structured our business model in a way that we believe allowed us to act in this arena without registration. Since June 2019, when StartEngine Primary LLC’s application was approved and it began operating as a broker-dealer, we not only have been subjected to federal and state requirements but also have needed to comply with the requirements of FINRA, the self-regulatory organization, that apply to broker-dealers. Moreover, we have not formally launched our alternative trading system and when we do, we will be subjected to additional laws. We are still in the process of adapting to this new change, but there have been and will be increased costs, including the need for personnel with specific qualifications and pay them in accordance with their experience. We are subjected to periodic examinations and we will be required to change aspects of our business processes and communications in response to the findings of those examinations. Becoming a broker-dealer has and will continue to lead to increases in our compliance costs as well as increases in our exposure to liabilities, including subjecting us to liability for misstatements made by issuers utilizing our services; see “Business – Regulations.” To date, we have limited data as to how becoming a broker-dealer has increased our revenues and It is unclear that the additional fees and business that we anticipate by expanding our offerings will indeed develop, and even if we do receive additional revenues, whether those revenues will be able to offset the additional compliance costs.

We may be liable for misstatements made by issuers.

Under the Securities Act and the Exchange Act, issuers making offerings through our funding portal may be liable for including untrue statements of material facts or for omitting information that could make the statements misleading. This liability may also extend in Regulation Crowdfunding offerings to funding portals, such as our subsidiary. Further, as a broker-dealer, we may be liable for statements by issuers utilizing our services in connection with Regulation A and Regulation D offerings. See “Regulation – Regulation Crowdfunding – Liability” and “Regulation – Regulation A and Regulation D – Liability”. Even though due diligence defenses may be available; there can be no assurance that if we were sued we would prevail. Further, even if we do succeed, lawsuits are time consuming and expensive, and being a party to such actions may cause us reputational harm that would negatively impact our business. Moreover, even if we are not liable or a party to a lawsuit or enforcement action, some of our clients have been and will be subject to such proceedings. Any involvement we may have, including responding to document production requests, may be time-consuming and expensive as well.

Our compliance is focused on U.S. laws and we have not analyzed foreign laws regarding the participation of non-U.S. residents.

Some of the investment opportunities posted on our platform are open to non-U.S. residents. We have not researched all the applicable foreign laws and regulations, and we have not set up our structure to be compliant with foreign laws. It is possible that we may be deemed in violation of those laws, which could result in fines or penalties as well as reputational harm. This may limit our ability in the future to assist companies in accessing money from those investors, and compliance with those laws and regulation may limit our business operations and plans for future expansion.

StartEngine’s product offerings are relatively new in an industry that is still quickly evolving.

The principal securities regulations that we work with, Rule 506(c), Regulation A and Regulation Crowdfunding, have only been in effect in their current form since 2013, 2015 and 2016, respectively. StartEngine’s ability to continue to penetrate the market remains uncertain as potential issuer companies may choose to use different platforms or providers (including, in the case of Rule 506(c) and Regulation A, using their own online platform), or determine alternative methods of financing. Investors may decide to invest their money elsewhere. Further, our potential market may not be as large, or our industry may not grow as rapidly, as anticipated. With a smaller market than expected, we may have fewer customers. Success will likely be a factor of investing in the development and implementation of marketing campaigns, subsequent adoption by issuer companies as well as investors, and favorable changes in the regulatory environment.

We have an evolving business model.

Our business model is one of innovation, including continuously working to expand our product lines and services to our clients, such as our expansion into the digital assets arena and the transfer agent space as well as our planned foray into becoming a broker-dealer and an alternative trading system; see the “The Company’s Business – Principal Products and Services – Services under Development”. It is unclear whether these services will be successful. Further, we continuously try to offer additional types of services, and we cannot offer any assurance that any of them will be successful. From time to time we may also modify aspects of our business model relating to our service offerings. We cannot offer any assurance that these or any other modifications will be successful or will not result in harm to the business. We may not be able to manage growth effectively, which could damage our reputation, limit our growth, and negatively affect our operating results.

We are reliant on one main type of service.

All of current services are variants on one type of service — providing a platform for online capital formation. Our revenues are therefore dependent upon the market for online capital formation.

We depend on key personnel and face challenges recruiting needed personnel.

Our future success depends on the efforts of a small number of key personnel, including our founder and Chief Executive Officer, Howard Marks, and our compliance, engineering and marketing teams. Our software engineer team, as well as our compliance team and our marketing team led by Johanna Cronin, are critical to continually innovate and improve our products while operating in a highly regulated industry. In addition, due to our limited financial resources and the specialized expertise required, we may not be able to recruit the individuals needed for our business needs. There can be no assurance that we will be successful in attracting and retaining the personnel we require to operate and be innovative.

StartEngine and its providers are vulnerable to hackers and cyber attacks.

As an internet-based business, we may be vulnerable to hackers who may access the data of our investors and the issuer companies that utilize our platform. Further, any significant disruption in service on the StartEngine platform or in its computer systems could reduce the attractiveness of the StartEngine platform and result in a loss of investors and companies interested in using our platform. Further, we rely on a third-party technology provider to provide some of our back-up technology as well as act as our escrow agent. Any disruptions of services or cyber attacks either on our technology provider or on StartEngine could harm our reputation and materially negatively impact our financial condition and business. Further, platforms that use blockchain technology can be subject to cybersecurity threats. Hackers or other malicious groups or organizations may attempt to interfere with the blockchain through different means, including but not limited to malware attacks, denial of service attacks, or consensus based attacks. Transactions can also be subject to fraud and theft.

In the event we are approved as an ATS, we may be affected by SEC actions.

The SEC may suspend trading in a stock when the SEC is of the opinion that a suspension is required to protect investors and the public interest. A suspension of any our clients’ securities could adversely affect our business.

The SEC may impose a suspension of trading for various reasons, which include:

•	A lack of current, accurate, or adequate information about the company – for example, when a company has not filed any periodic reports for an extended period.

•	Questions about the accuracy of publicly available information, including in company press releases and reports, about the company’s current operational status and financial condition.

•	Questions about trading in the stock, including trading by insiders, potential market manipulation, and the ability to clear and settle transactions in the stock.

If that were to happen, the trading activities in the ATS which we intend to operate could be adversely affected.

StartEngine currently relies on one vendor for escrow and technology services.

We currently rely on Prime Trust to provide technology services for processing investment transactions (e.g., processing credit card and payments, electronic execution of the subscription agreements, etc.) and all escrow services related to offerings on our platform. Any change in this relationship will require us to find another technology service provider, escrow agent and escrow bank. This may cause us delays as well as additional costs in transitioning our technology.

We are dependent on general economic conditions.

Our business model is dependent on investors investing in the companies presented on our platforms. Investment dollars are disposable income. Our business model is thus dependent on national and international economic conditions. Adverse national and international economic conditions may reduce the future availability of investment dollars, which would negatively impact our revenues and possibly our ability to continue operations. It is not possible to accurately predict the potential adverse impacts on the company, if any, of current economic conditions on its financial condition, operating results and cash flow.

We face significant market competition.

We facilitate online capital formation. Though this is a new market, we compete against a variety of entrants in the market as well likely new entrants into the market. Some of these follow a regulatory model that is different from ours and might provide them competitive advantages. New entrants could include those that may already have a foothold in the securities industry, including some established broker-dealers. Further, online capital formation is not the only way to address helping start-ups raise capital, and the company has to compete with a number of other approaches, including traditional venture capital investments, loans and other traditional methods of raising funds and companies conducting crowdfunding raises on their own websites. Additionally, some competitors and future competitors may be better capitalized than us, which would give them a significant advantage in marketing and operations.

We may not be able to protect all of our intellectual property.

Our profitability may depend in part on our ability to effectively protect our proprietary rights, including obtaining trademarks for our brand names, protecting our products and websites, maintaining the secrecy of our internal workings and preserving our trade secrets, as well as our ability to operate without inadvertently infringing on the proprietary rights of others. There can be no assurance that we will be able to obtain future protections for our intellectual property or defend our current trademarks and future trademarks and patents. Further, policing and protecting our intellectual property against unauthorized use by third parties is time-consuming and expensive, and certain countries may not even recognize our intellectual property rights. There can also be no assurance that a third party will not assert infringement claims with respect to our products or technologies. Any litigation for both protecting our intellectual property or defending our use of certain technologies could have material adverse effect on our business, operating results and financial condition, regardless of the outcome of such litigation.

Our revenues and profits are subject to fluctuations.

It is difficult to accurately forecast our revenues and operating results, and these could fluctuate in the future due to a number of factors. These factors may include adverse changes in: number of investors and amount of investors’ dollars, the success of world securities markets, general economic conditions, our ability to market our platform to companies and investors, headcount and other operating costs, and general industry and regulatory conditions and requirements. The company's operating results may fluctuate from year to year due to the factors listed above and others not listed. At times, these fluctuations may be significant and could impact our ability to operate our business.

If the company cannot raise sufficient funds it will not succeed.

To date, we have experienced a continuing need for capital to execute our business model. We are offering securities in the amount of up to $41 million in this offering, and may close on any investments that are made. The amount we can raise in any 12-month period is limited to $50 million. Even if the maximum amount is raised (in this 12-month period or in subsequent periods), we are likely to need additional funds in the future in order to grow, and if we cannot raise those funds for whatever reason, including reasons relating to the company itself or to the broader economy, we may not survive. If we manage to raise only a portion of funds sought, we will have to find other sources of funding for some of the plans outlined in “Use of Proceeds.” We do not have any alternative sources of funds committed.

There is no minimum amount set as a condition to closing this offering.

Because this is a “best efforts” offering with no minimum, we will have access to any funds tendered. This might mean that any investment made could be the only investment in this offering, leaving the company without adequate capital to pursue its business plan or even to cover the expenses of this offering.

Risk Factors Related to the Common Stock, Preferred Stock and the Offering

There is uncertainty as to the amount of time it will take for us to deliver securities to investors under this offering.

The process for issuance of Common or Preferred Stock is set out in “Plan of Distribution and Selling Shareholders.” There may be a delay between the time you execute your subscription agreement and tender funds and the time securities are delivered to you, while we and the Escrow Agent complete our subscription and due diligence process and we submit a disbursement request to the Escrow Agent. Although, based on our experience in our prior offering, investors who provide the information required by the subscription agreement and give accurate instructions for the payment of the subscription price should receive their securities in no more than six months, we cannot guarantee that you will receive your securities by a specific date or within a specific timeframe.

Investors in our Common Stock will have to assign their voting rights.

As part of this investment, each investor in our Common Stock will be required to agree to the terms of the Subscription Agreement included as Exhibit 4.1 to the Offering Statement of which this Offering Circular is a part. By each such investor’s execution of the Subscription Agreement and under the terms thereof, that investor will grant an irrevocable proxy, giving the right to vote its shares of Common Stock to the company’s CEO. That will limit investors’ ability to vote their shares of Common Stock until the events specified in the proxy, which include the company’s IPO or acquisition by another entity, which may never happen.

Investors in our Series T Preferred Stock will be subject to drag-along rights.

As part of this investment, each investor in our Series T Preferred Stock will be required to agree to drag along rights contained in our subscription agreement included as Exhibit 4.2 to the Offering Statement of which this Offering Circular is a part. In the event the company’s Board and the holders of a majority of the company’s voting stock vote in favor of a sale of the company, and holders of our Series T Preferred Stock do not approve the sale, a Series T Preferred Stock holder will be required to sell his/her shares; see “Securities Being Offered –Preferred Stock – Drag Along Rights” below. Specifically, holders of such securities will be forced to sell their stock in that transaction regardless of whether they believe the transaction is the best or highest value for their shares, and regardless of whether they believe the transaction is in their best interests.

Voting control is in the hands of a few large stockholders.

Voting Control is concentrated in the hands of a small number of shareholders. Whether or not your shares are subject to the proxy discussed above, you will not be able to influence our policies or any other corporate matter, including the election of directors, changes to our company’s governance documents, expanding the employee option pool, and any merger, consolidation, sale of all or substantially all of our assets, or other major action requiring stockholder approval. Some of the larger stockholders include, or have the right to designate, executive officers and directors of our Board. These few people and entities make all major decisions regarding the company. As a minority shareholder and a signatory to the proxy agreement, you will not have a say in these decisions.

We are offering a discount on our stock price to current owners of our securities.

Certain investors, specifically current owners of our securities, are entitled to a discount to the share price in this offering; see “Plan of Distribution and Selling Shareholders”. Therefore, the value of shares of investors who pay the full price in this offering will be immediately diluted by investments made by investors entitled to the discount, who will pay less for the same stake in the company.

The exclusive forum provision in the subscription agreements may have the effect of limiting an investor’s ability to bring legal action against us and could limit an investor’s ability to obtain a favorable judicial forum for disputes.

Section 7 in each of the subscription agreements for this offering includes a forum selection provision that requires any claims against the company based on the subscription agreement be brought in a court of competent jurisdiction in the State of California; see “Securities Being Offered – Common Stock – Forum Selection Provision” and “Securities Being Offered – Preferred Stock – Forum Selection Provision.” The forum selection provision will not be applicable to lawsuits arising from the federal securities laws. The provision may have the effect of limiting the ability of investors to bring a legal claim against us due to geographic limitations. There is also the possibility that the exclusive forum provision may discourage stockholder lawsuits with respect to matters arising under laws other than the federal securities laws, or limit stockholders’ ability to bring such claims in a judicial forum that they find favorable for disputes with us and our officers and directors. Alternatively, if a court were to find this exclusive forum provision inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business and financial condition.

Investors in this offering may not be entitled to a jury trial with respect to claims arising under the subscription agreements, which could result in less favorable outcomes to the plaintiff(s) in any action under the agreements.

Investors in this offering will be bound by the subscription agreements, each of which includes a provision under which investors waive the right to a jury trial of any claim they may have against the company arising out of or relating to the subscription agreement, including any claims made under the federal securities laws.

If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by a federal court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of New York, which governs the subscription agreement, in a court of competent jurisdiction in the State of California. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether the visibility of the jury trial waiver provision within the agreement is sufficiently prominent such that a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the subscription agreement. You should consult legal counsel regarding the jury waiver provision before entering into the subscription agreement.

If you bring a claim against the company in connection with matters arising under the subscription agreement, including claims under federal securities laws, you may not be entitled to a jury trial with respect to those claims, which may have the effect of limiting and discouraging lawsuits against the company. If a lawsuit is brought against the company under the subscription agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in such an action.

Nevertheless, if the jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the subscription agreement with a jury trial. No condition, stipulation or provision of the subscription agreement serves as a waiver by any holder of common shares or by us of compliance with any provision of the federal securities laws and the rules and regulations promulgated under those laws.

In addition, when our Common Stock or Preferred Stock are transferred, the transferee is required to agree to all the same conditions, obligations and restrictions applicable to those securities or to the transferor with regard to ownership of those securities, that were in effect immediately prior to the transfer of the Common Stock or Preferred Stock, including but not limited to the subscription agreement. Therefore, purchasers in secondary transactions will be subject to this provision.

Future fundraising may affect the rights of investors.

In order to expand, the company is likely to raise funds again in the future, either by offerings of securities (including post-qualification amendments to this offering) or through borrowing from banks or other sources. The terms of future capital raising, such as loan agreements, may include covenants that give creditors greater rights over the financial resources of the company.

Holders of our Preferred Stock are entitled to potentially significant liquidation preferences over holders of our Common Stock if we are liquidated, including upon a sale of our company.

Holders of our outstanding Preferred Stock, including the Series T Preferred Stock offered in this offering, have liquidation preferences over holders of Common Stock being offered in this offering. This liquidation preference is paid if the amount a holder of Preferred Stock would receive under the liquidation preference is greater than the amount such holder would have received if such holder’s shares of Preferred Stock had been converted to Common Stock immediately prior to the liquidation event. Holders of Series A Preferred Stock and Series T Preferred Stock are entitled to liquidation preferences superior to Series Seed Preferred Stock. See “Securities Being Offered – Preferred Stock – Right to Receive Liquidation Distributions”. If a liquidation event, including a sale of our company, were to occur that resulted in a distribution of less than approximately $7 million plus the amount of Series T Preferred Stock sold in this offering to our stockholders, the holders of our Preferred Stock (including Series T Preferred Stock) could be entitled to all proceeds of cash distributions.

There is no current market for our Common Stock or Preferred Stock.

There is no formal marketplace for the resale of our Common Stock or Preferred Stock. These securities may be traded over-the-counter to the extent any demand exists. These securities are illiquid and there will not be an official current price for them, as there would be if we were a publicly-traded company with a listing on a stock exchange. Investors should assume that they may not be able to liquidate their investment for some time, or be able to pledge their shares as collateral. Further, certain investors are required to assign their voting rights as a condition to investing; see “Risk Factors — Investors in our Common Stock will have to assign their voting rights.” This assignment of their voting rights may further limit an investor’s ability to liquidate their investment. Since we have not yet established a trading forum for the Common Stock or Preferred Stock, there will be no easy way to know what these securities are “worth” at any time. Even if we seek a listing on the “OTCQX” or the “OTCQB” markets or another alternative trading system or “ATS,” there may not be frequent trading and therefore no market price for the Common Stock and/or Preferred Stock.

You will need to keep records of your investment for tax purposes.

As with all investments in securities, if you sell the Common Stock or Preferred Stock, you will probably need to pay tax on the long- or short-term capital gains that you realize if sold at a profit or set any loss against other income. If you do not have a regular brokerage account, or your regular broker will not hold the Common Stock or Preferred Stock for you (and many brokers refuse to hold Regulation A securities for their customers) there will be nobody keeping records for you for tax purposes and you will have to keep your own records, and calculate the gain on any sales of any securities you sell.

The price for our Common Stock and Preferred Stock may be volatile.

The market price of our Common Stock and Preferred Stock, if and when any trading begins in the future, is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

•	We may not be able to compete successfully against current and future competitors.

•	Our ability to obtain working capital financing.

•	Additions or departures of key personnel.

•	Sales of our shares.

•	Our ability to execute the business plan.

•	Operating results that fall below expectations.

•	Regulatory developments.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our securities. As a result, you may be unable to resell your securities at a desired price.

DILUTION

Dilution means a reduction in value, control or earnings of the shares the investor owns.

Immediate dilution

An early-stage company typically sells its shares (or grants options exercisable for its shares) to its founders and early employees at a very low cash cost because they are, in effect, putting their “sweat equity” into the company. When the company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of your stake is diluted because all the shares are worth the same amount, and you paid more than earlier investors for your shares.

The following table demonstrates the price that new investors are paying for their shares and the immediate dilution under various total investment scenarios. This table assumes that all the shares were purchased at the full price in this offering and does not reflect new investments in shares by previous investors, who will pay less for the same stake in the company. The dilution is based on the company’s net asset value at June 30, 2019, effected for capital raised between July 1, 2019 and March 11, 2020. We believe this method gives investors a better picture of what they will pay for their investment compared to previous investors and Company insiders than simply listing such transactions for the last 12 months, which is what the SEC requires.

	$5,000,000	$20,000,000	Maximum
	Raise	Raise	Raise
Price per share	$11.25	$11.25	$11.25
Shares issued	444,444	1,777,777	3,644,444
Capital raised (1)	$4,999,995	$19,999,991	$40,999,995
Less: Offering costs	$(315,000)	$(1,565,000)	$(2,065,000)
Net offering proceeds to company	$4,684,995	$18,434,991	$38,934,995
Proceeds from option exercises (2)	$5,437,400	$5,437,400	$5,437,400
Net tangible book value pre-financing	$5,169,773	$5,169,773	$5,169,773
Share issued and outstanding pre-financing (3)	16,800,506	16,800,506	16,800,506
Shares issued in financing from company	444,444	1,777,777	3,644,444
Post financing shares issued and outstanding	17,244,950	18,578,283	20,444,950
Net tangible book value per share prior to offering	$0.31	$0.31	$0.31
Increase/(decrease) per share attributable to new investors	$0.58	$1.26	$2.12
Net tangible book value after offering	$0.89	$1.56	$2.42
Dilution per share to new investors	$10.36	$9.69	$8.83

(1) Existing investors receive a 20% discount on purchase of these shares. If half of the investors in this offering are existing investors, and the company issues all 3,644,444 shares, the dilution to new investors paying $11.25 per share will be $9.03 per share .
(2) Assumes all options are exercised at exercise price.
(3) Includes impact of 1,515,000 stock options. 644,225 are vested as of the date of this Offering Circular.

Future dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the company. The investor’s stake in a company could be diluted due to the company issuing additional shares. In other words, when the company issues more shares, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of that company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another crowdfunding round, a venture capital round, or angel investment), employees exercising stock options, or by conversion of certain instruments (e.g., convertible bonds, preferred shares or warrants) into stock.

If the company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most early stage companies are unlikely to offer dividends, preferring to invest any earnings into the company).

The type of dilution that hurts early-stage investors most occurs when the company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

•	In June 2019 Jane invests $20,000 for shares that represent 2% of a company valued at $1 million.

•	In December the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Jane now owns only 1.3% of the company but her stake is worth $200,000.

•	In June 2020 the company has run into serious problems and in order to stay afloat it raises $1 million at a valuation of only $2 million (the “down round”). Jane now owns only 0.89% of the company and her stake is worth only $26,660.

This type of dilution might also happen upon conversion of convertible notes into shares. Typically, the terms of convertible notes issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a “discount” to the price paid by the new investors (i.e., they get more shares than the new investors would for the same price). Additionally, convertible notes may have a “price cap” on the conversion price, which effectively acts as a share price ceiling. Either way, the holders of the convertible notes get more shares for their money than new investors. In the event that the financing is a “down round”, the holders of the convertible notes will dilute existing equity holders, even more than the new investors do, because they get more shares for their money. Investors should pay careful attention to the amount of convertible notes that the company has issued (and may issue in the future), and the terms of those notes.

If you are making an investment expecting to own a certain percentage of the company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by the company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

PLAN OF DISTRIBUTION AND SELLING SHAREHOLDERS

Plan of Distribution

StartEngine is seeking to raise up to $41,000,000 in total. The company will raise the money through the sale of $40,000,000 of shares of Common Stock and $1,000,000 of shares of Preferred Stock. The maximum offering amount is $41,000,000, which represents the value of securities available to be offered as of the date of this Offering Circular.  Under Regulation A, the company may only offer $50 million in securities during a rolling 12-month period. In calculating the amount to be sold under this offering, we have assumed that all the shares of Common Stock offered under our previous Regulation A offering, which terminated March 11, 2020, were sold. From time to time, we may seek to qualify additional shares.

The company is offering a maximum of 4,444,444 shares of Common Stock and 111,111 shares of Preferred Stock on a “best efforts” basis, which reflects the Owner’s Discount.

The minimum investment is $500 for the Common Stock and $200,000 for the Preferred Stock.

StartEngine is not selling the shares through commissioned sales agents or underwriters. The company will use its existing website, www.startengine.com, to provide information with respect to the offering.

The company is initially offering its securities in all states other than Florida. Investors in those states can invest in the company through a Regulation CF offering. The company may choose to make the appropriate filings to become an “issuer-dealer” in these states, or to record company officers as agents, in which case it will start to sell in those states. In the event the company makes arrangements with a broker-dealer (including an affiliated broker-dealer) to sell into these or other states, it will file a Supplement to this Offering Circular.

The company’s Offering Circular will be furnished to prospective investors in this offering via download 24 hours a day, 7 days a week on its startengine.com website.

Owner’s Discount

StartEngine will be offering a discount to current owners of its securities. Current StartEngine shareholders will receive a 20% discount on the share price to purchase shares of Common Stock and Series T Preferred Stock. These investors will still be required to meet the minimum investment criteria for the respective class of security.

The Owner’s Discount will be available to investors who are listed as the shareholders of record for any of our equity securities with our transfer agent on the day that this offering is qualified by the SEC (“Current Owners”). Subsequent purchasers of shares or transferees will not be entitled to the discount.

Perks

Investors in this offering who invest at least $1,000 or who are Current Owners will be entitled to a 10% bonus on investments in certain other companies’ Regulation CF and Regulation A offerings on StartEngine.

TAX CONSEQUENCES FOR RECIPIENT (INCLUDING FEDERAL, STATE, LOCAL AND FOREIGN INCOME TAX CONSEQUENCES) WITH RESPECT TO THE INVESTMENT PURCHASE PACKAGES ARE THE SOLE RESPONSIBILITY OF THE INVESTOR. INVESTORS MUST CONSULT WITH THEIR OWN PERSONAL ACCOUNTANT(S) AND/OR TAX ADVISOR(S) REGARDING THESE MATTERS.

This perk applies to offerings by participating third party Regulation CF and Regulation A issuers only. This perk will be valid for one year from when an investor signs the subscription agreement. If an investment is subsequently voided, the investor making it will no longer be entitled to the perk. StartEngine is under no obligation to accept any subscription agreement, and the perk will not apply if the subscription agreement is not accepted. So long as the investor meets the above conditions, the benefits of this perk will be applied when the investor signs the subscription agreement for a Regulation CF offering or a Regulation A offering. The company reserves the right to discontinue this perk if required for regulatory purposes.

Investors entitled to this perk may also be entitled to additional incentives, including priority to receive shares in participating offerings that have been oversubscribed.

If an investor signs subscription agreements for two participating offerings within 15 days of eligibility for this perk, the perk will be extended another year from the initial expiration date. For example, if an investor signs a subscription agreement to invest in this offering on April 1, 2020 and by April 16 signs subscription agreements for two participating offerings, that investor will be entitled to participate in this perk until March 31, 2022.

Further, if a Current Owner, who is entitled the perk, signs subscription agreement for this offering in the last three months of their perk eligibility period, their eligibility for the perk will be extended for an additional year from the initial expiration date. For example, an investor earlier invested $1,000 in our previous Regulation A offering and was entitled to the perk until June 2, 2020, and signs a subscription agreement in this offering on May 2, 2020 for $500. This investor has one month left of their current perk eligibility period (that is, within the last three months of their perk eligibility period). Therefore by making this investment this investor, would be entitled to extend their perk for an additional year from their original perk expiration date, or June 2, 2021.

Other than described above, Current Owners will not receive any other extensions on their perk. For example, if an investor signs a subscription agreement in this offering on April 2, 2020 and then subsequently signs another subscription agreement in July 2, 2020, the perk eligibility end date for such investor will be April 1, 2020.

Process of Subscribing

Prospective investors who submitted non-binding indications of interest during the “test the waters” period, will receive an automated message from us indicating that the offering is open for investment. You will be required to complete a subscription agreement in order to invest. Investors in Common Stock can only complete the subscription agreement on our website. Investors in Preferred Stock should contact the company at contact@startengine.com to receive a subscription agreement.

The subscription agreement must be delivered to us and funds for the subscribed amount must be delivered in accordance with the instructions stated in the subscription agreement. Investors will specify whether they will purchase shares via credit card, wire transfer, or ACH transfer.

The subscription agreement includes a representation by the investor to the effect that, if you are not an “accredited investor” as defined under securities law, you are investing an amount that does not exceed the greater of 10% of your annual income or 10% of your net worth (excluding your principal residence).

Prime Trust is a Nevada registered trust company that offers escrow services as well as an integrated technology platform for processing investment transactions. The company has agreed to pay Prime Trust: (i) technology transaction fee of $2.50 per for each subscription processed regardless if the company accepts the investment, (ii) $250 for escrow account set up fee, (iii) $25 per month for so long as the offering is being conducted, (iv) for investments over $2,000, $2 per domestic investor (individual) and $5 per domestic investor (entity) for anti-money laundering check (up to $60 for international investors (individuals) and $75 for international investors (entities)), (v) $3.00 per investor (one-time accounting fee upon receipt of funds), and (vi) any applicable fees for fund transfers (ACH $1, check $10, wire $15 or $35 for international). Our registered transfer agent, StartEngine Secure, will maintain stockholder information on a book-entry basis.

Investors’ Tender of Funds

The company will accept tenders of funds to purchase the shares. The company may close on investments on a “rolling” basis (so not all investors will receive their shares on the same date). The funds tendered by potential investors will be held by Prime Trust, the Escrow Agent, and will be transferred to the company upon each closing. The escrow agreement can be found in Exhibit 8 to the Offering Statement of which this Offering Circular is a part.  The Escrow Agent will not investigate the desirability or advisability of investment in the shares in this offering nor will it approve, endorse or pass upon the merits of purchasing those shares. The Escrow Agent is performing OFAC due diligence on all investors and AML due diligence on investors investing more than $2,000. The Escrow Agent will use a third-party identity verification service to verify customer identification and run AML checks. The process is automated for domestic US, Canadian, and UK investors who are natural persons. If information provided by the investor matches the information on file with the identity verification service, the investor will be cleared for AML. If the information does not match or is not found, the Escrow Agent will request official documentation (e.g., a driver’s license) from the investor to verify that the information provided is accurate. For international investors (excluding Canada and the UK) and non-natural persons, the due diligence will effected using the LexisNexis system. The investor will need to provide additional information, which may include a copy of a valid passport, copy of a valid government issued ID, proof of residency, trust agreements and operating agreements. The Escrow Agent performs funds origination verification on all investments. If the name on the bank account, wire or check used to invest matches the name of the investor, the funds origination is cleared. If the source of funds does not match the name of the investor, authorization or verification documentation is required. Information and verification that may be required includes: names, tax ID, SSNs, government issued ID numbers, addresses, dates of birth, copies of valid government issued ID (passport/visa/driver’s license), address verifications (mail item within the last 90 days that lists the individual and the address provided) if address is not listed on ID, and copies of business entity documentation showing formation, ownership and control structure (such as Articles of Incorporation/By-laws/Operating Agreement). Documents must show that the contact / associated person listed is an authorized signor for the business entity. In addition to identity verification and source-of-funds validation, the Escrow Agent performs watch list checks on all investors, including various lists created and maintained by the OFAC. If there is a watch list hit, the Escrow Agent employs a conservative, best efforts approach to determine if the hit is a false positive. In the case that a false positive cannot be reasonably ascertained, the Escrow Agent notifies the proper authorities, which can include but are not limited to government agencies such as the Federal Bureau of Investigation.

There are no conditions that the company must meet in order to hold a closing. A closing will occur each time the company determines to accept funds. All funds are held in escrow pending satisfactory due diligence. The company will accept a subscription (i.e., hold a closing) within 30 calendar days after due diligence is successfully completed. Given the timing of completion of diligence, it is possible that the company could conduct a closing every weekday, which would be administratively burdensome. In order to reduce the number of closings, the company may wait until it has completed due diligence on several investments before submitting a disbursement request to the Escrow Agent. Based on our experience in our prior offering under Regulation A, investors who provide the information required by the subscription agreement and give accurate instructions for the payment of the subscription price should receive their securities in no more than six months; however we cannot guarantee that you will receive your securities by a specific date or within a specific timeframe. The average period from subscription to closing in our previous offering was approximately 30 days, with the fastest time to closing being five days and the slowest, which involved an issue with an international wire, being over six months. If an investor pays by ACH, the period between subscription and closing will be at least 15 days. Subscriptions are irrevocable, and during the period between an investor’s subscription and a closing, the investor will not have the rights of a shareholder. If the closing does not happen, for whatever reason, including, the dissolution or liquidation of the company, the funds in escrow will be returned to the investor.

Tendered funds will only be returned to investors in the event we decide to terminate the offering, in which case any money tendered by potential investors that is still held in escrow will be promptly returned by the Escrow Agent upon our instruction. Upon each closing, funds tendered by investors will be made available to the company for our immediate use. Each investor will receive notice from the company upon the receipt of funds and upon closing.

Issuance of Shares

The information regarding the ownership of the Common Stock or Preferred Stock will be recorded with the stock transfer agent.

Jury Trial Waiver

The subscription agreement provides that subscribers waive the right to a jury trial of any claim they may have against us arising out of or relating to the subscription agreement, including any claim under federal securities laws. If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable given the facts and circumstances of that case in accordance with applicable case law.

Selling Shareholders

No securities are being sold for the account of shareholders; all net proceeds of this offering will go to the company.

USE OF PROCEEDS TO ISSUER

The company estimates that if it sells the maximum amount of $41,000,000 from the sale of Common Stock and/or Series T Preferred Stock, which represents the value of shares available to be offered as of the date of this offering circular out of the rolling 12-month maximum offering amount of $50 million, the net proceeds to the issuer in this offering will be approximately $38,935,000, after deducting the estimated offering expenses of approximately $2,065,000 (including payment to Prime Trust, marketing, legal and accounting professional fees and other expenses).

The table below shows the net proceeds the company would receive from this offering assuming an offering size of $5 million, $10 million and $41 million, and the intended use of those proceeds. There is no guarantee that we will be successful in selling any of the shares we are offering.

Amount raised	$5,000,000	$20,000,000	$41,000,000
Offering expenses	$315,0000	$1,565,000	$2,065,000
Net proceeds to Issuer	$4,685,000	$18,435,000	$38,935,000
Marketing	$1,685,000	$6,500,000	$12,000,000
Operations	$1,000,000	$2,000,000	$2,000,000
Product development	$1,000,000	$3,000,000	$5,000,000
Cash reserves	$1,000,000	$6,935,000	$19,935,000

Marketing is our largest expected expenditure. Our marketing will use a lead-generation program designed to reach companies who are likely to want to raise capital and to offer them the ability to register on StartEngine to build crowdfunding offerings. Our marketing costs consist mainly of internal salaries for brand managers, lead generation associates, inside sales people and third party companies specialized in incoming lead conversion through telephone and emails. Also included are advertising costs on several types of media, including television, radio, podcasts and internet services such as Facebook and Google. These costs include engaging vendors such as advertising agencies and consultants.

Product development is our second largest expected expenditure. This mostly includes salaries for the internal software development team. We expect to hire additional software engineers, user experience specialists, user interface specialists and quality assurance engineers. These engineers will assist with improving our existing services as well as developing our planned new services.

The company reserves the right to change the above use of proceeds if management believes it is in the best interest of the company.

The allocation of the net proceeds of the offering set forth above represents the company’s estimates based upon its current plans, assumptions it has made regarding the industry and general economic conditions and its future revenues (if any) and expenditures.

Investors are cautioned that expenditures may vary substantially from the estimates above. Investors will be relying on the judgment of the company’s management, who will have broad discretion regarding the application of the proceeds from this offering. The amounts and timing of the company’s actual expenditures will depend upon numerous factors, including market conditions, cash generated by the company’s operations (if any), business developments and the rate of the company’s growth. The company may find it necessary or advisable to use portions of the proceeds from this offering for other purposes.

In the event that the company does not raise the entire amount it is seeking, then the company may attempt to raise additional funds through private offerings of its securities or by borrowing funds. The company does not have any committed sources of financing.

THE COMPANY’S BUSINESS

StartEngine Crowdsourcing Inc. was incorporated in the State of Delaware on March 19, 2014. On May 8, 2014, the company changed its name to StartEngine Crowdfunding, Inc.

StartEngine aims to revolutionize the startup financing model by helping both accredited and non-accredited investors invest in private companies on a public platform. StartEngine Crowdfunding operates under Title IV of the JOBS Act, allowing private companies to advertise the sale of their stock to both accredited and non-accredited investors under Regulation A, and under Title II of the JOBS Act, which permits offerings to accredited investors to be advertised under Rule 506(c) of Regulation D. StartEngine is in the process of expanding the breadth of its offerings in order to better serve its mission. Beginning in December 2017, StartEngine began offering transfer agent services through one of its subsidiaries. In June 2019, StartEngine Primary LLC was approved for membership as a broker-dealer with FINRA. The company is now in the process of implementing the services described in “The Company’s Business – Services under Development”. Specifically, StartEngine Primary now offers broker-dealer services to companies selling securities in Regulation A, Regulation Crowdfunding and Regulation D offerings and is working toward adding an alternative trading system to the scope of its offerings.

StartEngine Crowdfunding has three wholly owned subsidiaries:

•	StartEngine Capital LLC (“StartEngine Capital”), a funding portal registered with the SEC and a member of the Financial Industry Regulatory Authority (“FINRA”), operates under Title III of the JOBS Act, which introduced Regulation Crowdfunding,

•	StartEngine Secure LLC (“StartEngine Secure”), a transfer agent registered with the SEC that was formed on December 12, 2017, and

•	StartEngine Primary LLC (“StartEngine Primary”), a company formed on October 12, 2017, a registered broker-dealer, with the ability to offer an alternative trading system.

Principal Products and Services

Depending on the type of offering being made, we currently operate as a technology platform connecting issuers and investors and as a Regulation Crowdfunding funding portal. We facilitate the following types of offerings that are exempt from registration under the Securities Act:

•	Regulation A Offerings: Through StartEngine Crowdfunding we host Regulation A Offerings or Large Online Public Offerings (“Large OPOs”) on our platform. These companies are seeking to raise anywhere from $100,000 to $50,000,000 and we provide an array of services, including assisting with due diligence, custodial accounts and coordinating vendors.

•	Regulation Crowdfunding Offerings: Through StartEngine Capital, our funding portal registered with the SEC and FINRA, we host Regulation Crowdfunding or Small Online Public Offerings (“Small OPOs”). These companies are seeking to raise anywhere from $10,000 to $1,070,000, and we also provide an array of services permitted by Regulation Crowdfunding, including campaign page design services, marketing consulting services, assisting with due diligence, custodial accounts, and coordinating vendors.

•	Rule 506(c) Offerings: Through StartEngine Crowdfunding, we host offerings under Rule 506(c) of Regulation D or “Select Public Offerings.” Accredited investors are allowed to invest in these offerings and we host these offerings either on a stand-alone basis or concurrently with a Regulation Crowdfunding offering. Under Rule 506(c), companies can use general solicitation to attract investors and there is no limit to the amount of money that can be raised. Therefore, companies engaged in a concurrent Regulation Crowdfunding offering can also raise additional funds from accredited investors providing they comply with the requirements of each exemption.

In the past year, we have broadened the types of securities that are offered on our platforms. Currently, issuers are able to sell traditional securities (e.g., common shares and preferred shares) as well as digital assets (tokens). Sales of digital assets have been called initial coin offerings (“ICOs”), and all ICOs on our platforms will rely on the exemptions from registration available through Regulation A, Regulation Crowdfunding, Rule 506(c) of Regulation D and Regulation S.

Through our wholly owned subsidiary, StartEngine Secure, we offer transfer agent services. These services include tracking each investor’s account information and the amount of securities purchased and date purchased.  We began offering transfer agent services in May 2017 to all of our clients and became a registered transfer agent in November 2017. Revenues from this service were first recognized in January 2018. Our goal is to provide a seamless service to our client companies. Our intent is for our transfer agent to have agreements with our various entities to allow it to collect information on investors and their investments through an API (application programming interface). Therefore, when a company raises money on StartEngine, our transfer agent will be notified and sent the investor information and the investment details.  The transfer agent will then capture this information into its redundant and secure database hosted in the cloud and encrypt for security purposes.

We offer marketing services branded under the name “StartEngine Premium”. For an additional fee, our team will support companies with the design of their campaign pages, provide a designated account consultant to guide a company throughout the campaign creation process, and assist a company in developing a marketing strategy based on best practices and analytics from previous successful campaigns. This service first generated revenues in May 2017. Our funding portal now also offers digital advertising services branded under the name “StartEngine Promote”. These services are aimed at improving the success of Regulation Crowdfunding campaigns through paid advertising. For a percentage of the net investments attributable to advertisements placed by StartEngine, our team will support companies with the creative design, purchase, and optimization of advertising across, but not limited to, Facebook, Instagram, Linkedin, Twitter, and Google Adwords. This service first generated revenues in May 2018. In addition, we also offer a full-service product for our clients using Regulation Crowdfunding where, for an increase in the commission charged, we will hire consultants to assist with all areas of a campaign, including due diligence, compliance and internal accounting services.

We strive to ever increase the services offered to our clients. We recently expanded the scope of our offerings to include broker-dealer services and are in the process of creating an alternative trading system. Both of these services are executed through our subsidiary, StartEngine Primary. We intend that the alternative trading system will be branded StartEngine Secondary.

StartEngine Primary: By adding broker-dealer services to the mix of our offerings, we are able to take a more active role in the promotion and sale of securities in Regulation A, Regulation CF and Regulation D offerings hosted on our platforms. Further, we will be able to facilitate the trades that will occur on StartEngine Secondary, once it is operational. To further this goal, StartEngine Primary received approval for a range of business lines to allow for us to act as the broker-dealer for the private placements of securities (which includes securities sold under Regulation D), to effect transfers and sales on StartEngine Secondary, and to be able to receive referral fees and commissions for sales of securities. Our broker-dealer registration became effective in June 2019. We estimate that our annual costs related to the operations of the broker-dealer will be approximately $500,000, which also cover the services of our Chief Compliance Officer and additional legal costs.

Service under Development

StartEngine Secondary: The goal of the StartEngine Secondary platform will be to increase liquidity for shares sold in Regulation A, Regulation Crowdfunding and Regulation D offerings. We intend to facilitate the transfer and sale of these shares by creating an alternative trading system to allow for secondary trades. Sales of shares sold under Regulation A on the StartEngine platform will be permitted immediately, while holders of shares sold under Regulation Crowdfunding and Regulation D will need to wait one year in order to comply with the transfer restrictions to participate on the platform. We are currently working towards obtaining the necessary regulatory approvals. The date of registration for our Alternative Trading System is still uncertain; however, we have made significant progress with the appropriate regulators. We anticipate no additional costs for building the trading system as we are using existing technology resources within the company. Once the trading platform is registered, we anticipate that the additional legal, compliance and surveillance costs will be an additional estimated $250,000 during the first year of operations. These costs are in addition to those spent for StartEngine Primary.

StartEngine LDGR: StartEngine is developing a service called StartEngine LDGR. StartEngine LDGR is a method that uses blockchain technology to provide investors with digital stock certificates (such as tokens). StartEngine LDGR will work with registered transfer agents such as StartEngine Secure. We recently released the first version of LDGR and it is currently in testing; there is no date for completion at this time. We do not anticipate additional costs for building LDGR as we intend to continue to use our existing technology resources within the company. We are awaiting guidance from the SEC in order to deploy LDGR for issuers of digital securities.

Ancillary Services: We are in the process of developing an array of ancillary services to assist the companies listing on our platforms. As these are in the development phase, there is no assurance that these services will be developed. These services may include an expansion of marketing services, StartEngine Premium, see “Principal Products and Services” above. Further, we are developing services to assist our clients after the completion of their campaigns. Some of the services that we intend to develop include tools for the companies to communicate with their investors, assistance with annual reports and on-going compliance, and a variety of marketing tools so that companies can continue to increase their brand awareness and monitor their progress with their investors. We do not anticipate additional costs for building these ancillary services as we intend to continue to use the existing resources within the company.

Support Services

Our company is focused on our core competencies and therefore we surround ourselves with third party companies who help us accomplish our non-core tasks.

We rely on the following companies for outsourced services:

•	Fund America: Transaction management

•	Amazon AWS: Cloud hosting

•	Google Business: Cloud email and applications

Market

Regulation A

Amended Regulation A, popularly known as “Regulation A+,” became effective June 19, 2015. The SEC published an analysis after its first 16 months in November 2016, and reported that it qualified approximately 81 offerings seeking up to $1.5 billion. During this period, $190 million had been reported as raised. The SEC’s report came to the conclusion that this is a “potentially viable public offering on-ramp for smaller issuers.” According to the SEC, the size of the Regulation A market was approximately $800 million for the period from July 1, 2018 to June 30, 2019.

As of December 31, 2019, we have hosted the Regulation A offerings of 24 companies, who have raised a total of $49.7 million on our platforms. We believe the market for Regulation A will continue to grow as more companies become aware of the ability to raise capital through crowdfunding platforms. Because it permits a maximum raise of $50 million each 12 months, we believe this rule is well suited for small and midsize businesses. We have seen the demand increase significantly between 2018 and 2019. The recent legislative change to permit SEC-reporting companies to make offerings in reliance on Regulation A should expand the potential market for our services to small public companies. We expect to continue to increase the number of companies who list their offerings on our platform, although we are likely to encounter competition from other platforms and from companies who seek to raise funds online without using a platform. Further, gaining broker-dealer capabilities will enable us to increase the scope of services offered to our clients.

Regulation Crowdfunding

Since its launch on May 16, 2016, we estimate that as of December 31, 2019, 304 companies have raised over $57.5 million on StartEngine. According to the SEC, the size of the Regulation CF market was approximately $54 million for the period from July 1, 2018 to June 30, 2019.

We believe Regulation Crowdfunding will continue to grow year over year as more startup companies become aware of this funding method and view Regulation Crowdfunding as a viable fundraising option. Regulation Crowdfunding makes it relatively inexpensive to make an offering of securities: legal, compliance and accounting costs can be less than $10,000, and offering costs can be even cheaper for companies who prepare the documentation internally. With a maximum raise of $1,070,000 per year, we believe that this funding method is perfect for early-stage companies.

We are working to increase awareness of the benefits of Regulation Crowdfunding through a lead generation program that includes advertising on social media, email marketing and other marketing support. We mainly focus on start-ups; however, our outreach will also include some companies further along in their development. We have and plan to continue to educate the market through the content we write and publish on our blog as well as being guest authors on other popular blogs.

Rule 506(c)

According to the SEC, the private placement market, and specifically the Regulation D market (mainly comprising Rule 506(b), Rule  504, and Rule 506(c) offerings), was approximately $1.87 trillion market for the period from July 1, 2018 to June 30, 2019. Of the Rule 506(b) and Rule 506(c) market, approximately 11% of those offerings ($210 billion) were under Rule 506(c) of Regulation D and approximately 14% of those offerings ($270 billion) were under Rule 504. The vast majority of the sales were through Rule 506(b), which does not allow for general solicitation and allows for some non-accredited investors as well as less stringent requirements for verifying accredited status. Based on this information, we believe there is large potential market for online sales under Rule 506(c).

We believe Rule 506(c) offerings will to continue to grow year over year because it is an inexpensive way to raise capital from accredited investors with a low cost of entry. Further, recent discussions by regulators regarding expanding the definition of an “accredited investors” may widen the pool of potential investors. We estimate it can cost under $10,000 to prepare an offering under Rule 506(c). There is no limitation on the amount raised, which makes this rule attractive to companies who just completed a Regulation Crowdfunding offering or are planning a Regulation A campaign in the near future. This exemption can be used together with Regulation A and Regulation Crowdfunding. For Regulation Crowdfunding offerings, this exemption provides companies an opportunity to extend an offering beyond Regulation Crowdfunding once the maximum $1,070,000 has been reached. For Regulation A offerings, this exemption can be used as a fundraising option prior to the launch of the offering, because of the time it takes to get a Regulation A offering qualified.

Transfer Agent

The exemptions provided by Regulation A and Regulation CF include conditional exemptions from the registration requirements of the Securities Exchange Act of 1934. One of the conditions is that should the number of a company’s securityholders and/or the value of a company’s assets exceed a certain threshold, a company needs to use a registered transfer agent to avoid the requirement that the company become a fully-registered company with the SEC - an expensive proposition for many of these small companies. Therefore, the market for our transfer agent services includes all companies that have previously raised funds through Regulation A and Regulation CF offerings. Currently, we mainly market our services to our current clients.

StartEngine Secondary

We believe that a portion of the owners of securities purchased under Regulation A, Regulation D and Regulation Crowdfunding will be interested in selling their securities to prospective buyers. There is no viable marketplace today for these securityholders to sell their securities unless the company seeks a quotation on an over-the-counter marketplace. Companies who use Tier 1 of Regulation A or Regulation Crowdfunding do not qualify for quotation on the leading over-the-counter marketplace. Further even if a company qualifies for that market, which would include issuers using Tier 2 of Regulation A, the listing requirements are expensive. We believe StartEngine Secondary has the potential for success because there is currently no marketplace for these securities.

Registered User Base

As of December 31, 2019, we have 225,474 registered users. Of these, 68,120 have made investments on our platform. We are seeing week-over-week growth in registered users and expect to register more users as we add more companies to our platform.

Competition

With respect to offerings made under Regulation Crowdfunding, we compete with other intermediaries, including brokers and funding portals such as WeFunder, NextSeed, SeedInvest, Republic and MicroVentures.

With respect to offerings under Regulation A, we compete with other platforms, hosting services and broker-dealers. Some of our competitors include: SeedInvest, CrowdEngine and Wefunder.

With respect to offerings under Rule 506(c), or online offerings made under Regulation D (which includes non-solicited offerings), we compete with platforms such as Crowdfunder, AngelList, EquityNet, SeedInvest, FundersClub and Fundable.

With respect to our transfer agent, we compete with transfer agents such as Computershare and VStock Transfer.

Strategy

Our Mission: help entrepreneurs achieve their dreams.

Our Strategy: We provide technology to allow the general public to invest in entrepreneurs.

Our Advantages

We believe that StartEngine is one of the leaders in the global crowdfunding nation. We aim to facilitate financial ignition of innovative companies led by determined, intelligent entrepreneurs who have the energy and talent to start and grow successful companies.

We harness the power and wisdom of “The Crowd” through the internet to release entrepreneurial creativity, thereby creating jobs, economic efficiency and ultimately economic growth. We believe we not only help entrepreneurs raise capital to start and grow their businesses, but we also help them build armies of committed, long-term brand ambassadors who, as investors, promote their companies to their friends, families and colleagues.

As one of the first movers in the equity crowdfunding industry, we are active in crowdfunding legal and regulatory affairs. Our position allows us to collaborate to establish industry-wide best practices and to improve the quality of listings. We believe our backend operating systems are highly efficient. Each function operates through documented procedures to ensure consistent, quality results. Knowing what it takes to successfully grow a company, we try to keep operating expenses to a minimum.

We believe that StartEngine’s key asset is its team members. We are a group of talented people who have come together to democratize finance and investment in startup and growth companies. The hallmark of the company is talented, respectful, enthusiastic and entrepreneurial people who understand and operate on the principles of dignity and respect.

Our mission is to help entrepreneurs achieve their dreams. Our objective is that by 2029, we will facilitate funding of $10 billion for companies.

Research and Development

StartEngine invested approximately $602,013 in 2019 and $751,233 in 2018 in research and development, product development, and maintenance.

Employees

As of March 9, 2020, we had 29 employees working out of West Hollywood, California.    We also work with a large number of contractors for user-experience design, security controls, and testing, services and marketing.

Regulation

Having platforms that host Regulation A, Regulation Crowdfunding and Regulation D offerings, we are required to comply with a variety of state and federal securities laws as well as the requirements of FINRA, a national securities association of which our funding portal subsidiary is a member. Further, as a registered transfer agent, we are required to comply with a variety of state and federal securities laws and laws that govern transfer agents, as well as laws aimed at preventing fraud, tax evasion and money laundering

Regulation Crowdfunding

In order to act as an intermediary under Regulation Crowdfunding, our subsidiary is registered as a funding portal with the SEC and became a member of FINRA. In the future, we may be subject to additional rules issued by other regulators, such as the money-laundering rules proposed by FinCEN.

SEC Requirements

As a funding portal, our subsidiary is prohibited from engaging in certain activities in order not to be regulated as a full-service broker-dealer. These activities are set out in Section 4(a)(6) of the Securities Act and in Regulation Crowdfunding. We have accordingly established internal processes to ensure that our subsidiary as well as its agents and affiliates do not engage in activities that funding portals are not permitted to undertake, including:

•	Providing investment advice or recommendations to investors for securities displayed on our platform;

•	Soliciting purchases, sales or offers to buy securities displayed on our platform;

•	Compensating employees, agents or other persons for solicitation or for the sale of securities displayed or listed on our platform; or

•	Holding, managing, processing or otherwise handling investors’ funds or securities.

In addition, our funding portal has certain affirmative requirements that it is required to comply with to maintain its status. These affirmative obligations include:

•	Providing a communications channel to allow issuers to communicate with investors;

•	Having due diligence and compliance protocols and requirements in place so that the company has a “reasonable basis” to believe that

○	its issuers are in compliance with securities laws, have established means to keep accurate records of the securities offered and sold, and that none of their covered persons (e.g., officers, directors and certain beneficial owners) are “bad actors” and therefore disqualified from participating in the offering;

○	its issuers and offerings do not present the potential for fraud or otherwise raise concerns about investor protection; and

○	its investors do not invest more than they are allowed to invest under the limitations set out in Regulation Crowdfunding; and

•	Creating procedures for its investors to notify them of risks regarding investing in securities hosted on its platform and providing them with required investor education and disclosure materials.

We are also required to set up protocols regarding payment procedures and recordkeeping.

FINRA Rules

As a member of FINRA, our funding portal is subject to their supervisory authority and is required to comply with FINRA’s portal requirements. Some of those rules are also applicable to the company as an entity associated with the portal. These requirements include rules regarding conduct, compliance and codes of procedure. For instance, FINRA’s compliance rules require timely reporting of specified events, such as complaints and certain litigation against the portal or its associated persons as well as the provision of the portal’s annual financials prepared on a U.S. GAAP basis. In addition, under the conduct rules, the portal is required to conduct its business in accordance with high standards of commercial honor and just and equitable principles of trade, is limited to certain types of communications with investors and issuers, and is prohibited from using manipulative, deceptive and other fraudulent devices.

Liability

Under Section 4A(c) of the Securities Act, an issuer, including its officers and directors, may be liable to the purchaser of its securities in a transaction made under Section 4(a)(6) if the issuer makes an untrue statement of a material fact or omits to state a material fact required to be stated or necessary in order to make the statements, in light of the circumstances under which there were made, not misleading; provided, however, that the purchaser does not know of the untruth or omission, and the issuer is unable to prove that it did not know, and in the exercise of reasonable care could not have known, of the untruth or omission.

Though not explicitly stated in the statute, this section may extend liability to funding portals, and the SEC has stated that, depending on the facts and circumstances, portals may be liable for misleading statements made by issuers. However, funding portals would likely have a “reasonable care” due diligence defense. “Reasonable care” would include establishing policies and procedures that are reasonably designed to achieve compliance with the requirements of Regulation Crowdfunding, including conducting a review of the issuer’s offering documents before posting them to the platform to evaluate whether they contain materially false or misleading information. We have designed our internal processes and procedures with a view to establishing this defense, should the need arise.

Further, we may also face liability from existing anti-fraud rules and statutes under the securities laws. For instance, under Section 9(a)(4) of the Exchange Act anyone who "willfully participates" in an offering could be liable for false or misleading statements made to induce a securities transaction.

In addition, FINRA imposes liability for certain conduct, including violations of commercial honor and just and equitable principles of trade and acts using manipulative, deceptive and other fraudulent devices.

Regulation A and Regulation D

Broker-Dealer Regulations

Our subsidiary, StartEngine Primary, recently completed the process of registering as a broker-dealer with the SEC and became a member of FINRA. The registration process not only includes registering with the SEC, which we have completed, but also requires membership in a self-regulatory organization (in our case, we are a member of FINRA) and in the Securities Investor Protection Corporation (“SIPC”), compliance with state requirements and making sure that our associate persons satisfy all applicable qualification requirements.

SEC Requirements

Since StartEngine Primary became a broker-dealer, it is required to comply with extensive SEC regulations with respect to its conduct and the processing of transactions. These include requirements related to conduct, financial responsibility, and other requirements such as those that relate to communications, anti-money laundering (AML) and ongoing internal controls and governance. In addition, StartEngine Primary has submitted for review by the SEC Form ATS in order to operate its proposed alternative trading system for secondary trading of securities, including tokenized securities.

Conduct Requirements

In general, many of the rules that govern broker-dealers stem from antifraud provisions; these requirements are broad in scope and prohibit misstatements or misleading omissions of material facts, and fraudulent or manipulative acts and practices, in connection with the purchase or sale of securities. Specifically, the following rules apply:

•	Section 9(a) prohibits particular manipulative practices regarding securities registered on a national securities exchange.

•	Section 10(b) prohibits the use of "any manipulative or deceptive device or contrivance" in connection with the purchase or sale of any security.

•	Section 15(c)(1) prohibits broker-dealers from effecting transactions in, or inducing the purchase or sale of, any security by means of "any manipulative, deceptive or other fraudulent device" in over-the-counter markets

•	Section 15(c)(2) prohibits a broker-dealer from making fictitious quotes in over-the-counter markets

In order to comply with the antifraud specific requirements include those related to:

•	fair dealing (e.g., a duty of fair dealing includes charging reasonable fees, promptness of executive orders, and disclosing specified material information as well as any conflict of interest);

•	best interests (e.g., a duty to act in the “best interests” of the retail customer, which includes certain disclosure and care obligation and compliance obligations as well as maintaining policies and procedures to minimize the effects, if any, of conflicts of interest);

•	execution (e.g., a duty of execution requires that based on the circumstances requirement to find the most favorable terms for a customer;

•	customer confirmation (e.g., at or before the completion of transaction certain information must be provided to customers, including specifics on the sale, the payment that the broker-dealer receives, etc.);

•	disclosure of credit terms;

•	restrictions on short sales;

•	trading during an offering; and

•	restrictions on insider trading.

Further, when StartEngine has an ATS that is operational, StartEngine Primary will be governed by the rules regulating broker-dealer trading systems. Regulation ATS includes provisions that govern the operations an ATS such as those that relate to fees charged, fair access to the trading system, system requirements (capacity, integrity and security), display of orders and capacity to execute those orders, recordkeeping and reporting, and establishing procedures including related to confidentiality of trading information, among other things.

Finally, broker-dealers are governed by requirements regulating employees and individuals associated with the broker-dealer.

Financial Responsibility Requirements

Financial responsibility and operations requirements include: net capital requirements, margin requirements, customer protection requirements (e.g., reserve account and segregation of customer assets), risk assessment requirements, financial reporting (including an independent audit), and recordkeeping requirements.

Other Requirements

Broker-dealers are subject to a host of other rules and requirements including: mandatory arbitration, submitting for SEC and FINRA examinations, maintain and reporting information on the broker-dealers affiliates (in our case, this includes the parent organization as well as the other subsidiaries), following electronic media and communication guidelines as well as maintaining an AML program.

FINRA Requirements

Since our subsidiary became a broker-dealer member of FINRA, our subsidiary has been subject to its supervisory authority and is required to comply with FINRA’s broker-dealer requirements. Some of those rules are also applicable to the company itself, as an entity associated with the broker-dealer. These requirements include many similar requirements to those of the SEC, and in many cases are broader in scope and provide more specificity. FINRA also has rules regarding conduct, compliance and codes of procedure. For instance, FINRA members must comply with NASD's Rules of Fair Practice, which broadly speaking requires broker-dealers to observe high standards of commercial honor and just and equitable principles of trade in conducting their business. There are also rules that relate to use of manipulative, deceptive or other fraudulent devices, suitability, payments to unregistered persons, know your customer, supervision of our employees and responsibilities related to associated persons, financial soundness, recordkeeping, maintaining procedures, arbitration for customer disputes, AML and submitting to ongoing supervision. We are also required to undertake due diligence investigations with respect to Regulation A and Regulation D offerings.

Liability

Under our arrangements that do not use the services of our broker-dealer subsidiary, Section 12(a)(2) of the Securities Act, which applies to Regulation A, imposes liability for misleading statements not only on the issuers of securities but also on “sellers,” which includes brokers involved in soliciting an offering. Rule 10b-5 under the Exchange Act generally imposes liability on persons who “make” statements. Currently, the information presented on our platform is drafted by the issuers themselves. Additional liability may arise from as-yet untested provisions such as Section 9(a)(4) of the Exchange Act, discussed above.

Broker-dealers are subject to heightened standards of liability. Not only do we have potential liability under Section 12(a)(2) but we also are subject to liability under Rule 10b-5. Broker-dealers may also be subject to liability for failure to comply with SEC and FINRA requirements, including claims that we can be held liable for the behavior of our agents (control person liability), claims regarding unsuitable recommendations, violations of margin rules, breach of contract, common law claims of fraud and various claims under state laws.

Regulation S

Regulation S provides that the registration requirements of the Securities Act do not apply to offers and sales of securities that occur outside the United States. Regulation S provides safe harbors that provide specific conditions for transactions so that the transactions will be deemed to occur outside the United States, including the imposition of “distribution compliance periods” during which securities may not be resold or transferred to “US persons”. The distribution compliance periods vary accordingly to whether the issuer of securities is a domestic or foreign company and whether or not the issuer’s securities are registered under the Exchange Act and subject to ongoing reporting obligations thereunder. The securities that we are most likely to host on our platform in Regulation S offerings are those of non-reporting US issuers, whose equity securities are subject to a one-year distribution compliance period, and whose non-equity securities are subject to a 40-day distribution compliance period. During the distribution compliance period, purchasers of the securities are required to certify that they are not US persons, and agree to resell only to non-US persons. Securities professionals are required to deliver confirmations to buyers of securities stating that these resale restrictions apply to the buyers. Disclosure of these restrictions are also required to be made in selling materials and on the securities themselves. “US persons” as defined in Regulation S, which includes natural persons resident in the United States, partnerships and companies organized under US law, estates and trusts of which administrators, executors or trustees are US persons, discretionary accounts held by a US fiduciary for US persons, non-discretionary accounts held for the benefit of US persons, and certain foreign partnerships and companies created by US persons. These conditions may require limiting access to campaign pages to non-U.S. based internet addresses.

Issuers that rely on Regulation S are still required to comply with the requirements of the jurisdiction in which their securities are sold.

Operation of ATSs

ATSs must be operated by registered broker-dealers and must submit for satisfactory review by the SEC the information required on Form ATS FINRA will also review the company’s Form ATS submission. Information contained in the Form ATS submission covers the operations of the ATS and a description of how the ATS will comply with the requirements of Regulation ATS, which includes details on the following:

•	how the system operates (e.g., details on how orders are entered and transactions are executed, reported, cleared and settled);

•	securities traded on the ATS; and

•	subscribers and authorized users as well as access to the ATS.

Other information required to be provided includes descriptions of the processes for verification of ownership and stock transfer; getting an issuer symbol; ATS system capacity, security and contingency planning and access to the ATS/cyber security. Further, the personnel involved in performing brokerage functions related to the ATS must be properly licensed with FINRA and appropriate state securities regulators.

Transfer Agent Regulations

As a registered transfer agent, we are required to comply with all applicable SEC rules, which predominantly includes the rules under Section 17A(c) of the Exchange Act. The requirements for transfer agents include:

•	minimum performance standards regarding tracking, recording and maintaining the official record of ownership of securities of a company and related recordkeeping and reporting rules;

•	timely and accurate creation of records for security holders; and

•	related safeguards and data security requirements for fraud prevention.

In addition, we must comply with various state corporate and securities laws as well as provisions of the Anti-Money Laundering (AML) regulations, Office of Foreign Assets Regulations (OFAC) and the Foreign Account Tax Compliance Act (FATCA).

Intellectual Property

We have a trademark for “StartEngine” in the United States. We do not own any patents; however, we have our own proprietary source code that we use in operating our platform. We also have a patent pending on the topic of peer to peer trading.

Litigation

The company is not involved in any litigation, and its management is not aware of any pending or threatened legal actions relating to its intellectual property, conduct of its business activities, or otherwise.

THE COMPANY’S PROPERTY

We do not own any significant property. We lease our office space at 8687 Melrose Ave, 7th Floor (Green Building), West Hollywood, CA 90069. Our current lease expires on October 30, 2020.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Operating Results

StartEngine Crowdfunding, Inc. was incorporated on March 19, 2014 in the State of Delaware. The company was originally incorporated as StartEngine Crowdsourcing, Inc., but changed to the current name on May 8, 2014. The company’s revenue- producing activities commenced in 2015 with the effectiveness of the amendments to Regulation A under the Securities Act adopted in response to Title IV of the JOBS Act. Operations expanded in 2016, as Regulation Crowdfunding, adopted in response to Title III of the JOBS Act, went into effect. On June 10, 2019, our subsidiary, StartEngine Primary LLC was approved for membership as a broker-dealer with FINRA.

For the period covered by this report, our revenues for offerings made under Regulation A and Rule 506(c) of Regulation D were in the form of posting fees, as we were not permitted to collect transaction-based compensation. We generally allowed companies to use one of two fee schemes for posting Regulation A and Regulation D offerings — either a per investor payment or a flat monthly fee. When using the per investor structure, the fee per investor is $50 under Regulation A and $250 under Regulation D. When using the flat monthly fee, under both Regulation A and Regulation D, companies can pay a $20,000 to $30,000 monthly posting fee. For some transactions, flat fees can be negotiated on the basis of the expected investor volume. Since StartEngine Primary has been approved as a broker-dealer, as of June 2019, in lieu of the other fee arrangement, Regulation A and Regulation D offerings can be subject to a commission ranging between 5% and 7% based on the risks and other factors associated with the offering.

In Regulation Crowdfunding offerings, our funding portal subsidiary is permitted to charge commissions to the companies that raise funds on our platform. We typically charge 6% to 10% under Regulation Crowdfunding offerings for our platform fees. In addition, we charge additional fees to allow investors to use credit cards. To date, these credit card fees mainly cover our credit card processing costs. We also generate revenue from services, which include a consulting package called StartEngine Premium priced from $5,000 to $25,000 to help companies who raise capital with Regulation Crowdfunding, digital advertising services branded under the name StartEngine Promote for an additional fee, .as well as transfer agent services marketed as StartEngine Secure. We additionally charge a $1,000 fee for certain amendments we file on behalf of companies raising capital with Regulation Crowdfunding as well as fees to run the required bad actor checks for companies utilizing our services.

Six Months ended June 30, 2019 Compared to Six Months Ended June 30, 2018

Our revenues decreased to $1,881,310 for the six months ended June 30, 2019 (“Interim 2019”) from $2,421,061 for the six months ended June 30, 2018 (“Interim 2018”), a decrease of 22%. The primary components of this decrease were:

●	Decrease in events and sponsorship revenue to $23,500 in Interim 2019 from $300,700 in Interim 2018 due primarily to the company holding the StartEngine ICO 2.0 Summit in Interim 2018. In Interim 2019, the company held a Founders Summit, which was a smaller, free workshop-style event that had significantly fewer sponsorships.

●	Decrease in fees related to the Regulation A and Regulation D offerings to $83,536 in Interim 2019 from $363,189 in Interim 2018, due to the company focusing on transitioning to becoming a broker-dealer in Interim 2019 and the Interim 2018 fees including fees related to a specific engagement, the tZERO initial coin offering.

●	Decrease in StartEngine Premium revenue to $495,456 in Interim 2019 from $690,832 in Interim 2018 due primarily to refunds that were issued as the company adopted more selective criteria to narrow the scope of potential issuers on its platform.

●	Increase in Regulation Crowdfunding platform fees to $903,412 in Interim 2019 from $695,593 in Interim 2018 due primarily to a higher aggregate amount raised by issuers in Regulation Crowdfunding offerings.

●	Increase in other service revenue, which primarily includes StartEngine Secure transfer agent services, StartEngine Promote campaign advertising services, licensing, and compliance fees for bad actor checks and amendments, to $375,406 in Interim 2019 from $370,747 in Interim 2018 related to higher StartEngine Secure and StartEngine Promote fees, partially offset by a lower volume of services resulting from the discontinuance of certain full-service posting agreements.

Cost of revenues decreased to $912,328 for Interim 2019 from $1,150,009 for Interim 2018, a decrease of 21%. The primary components of this decrease were:

●	Decrease in event costs to $111,630 in Interim 2019 from $233,162 in Interim 2018 due primarily to the change in the company’s semi-annual event as outlined in the revenue discussion above.

●	Decrease in professional services costs to $8,740 in Interim 2019 from $131,264 in Interim 2018 as we have discontinued offering certain full service packages.

●	Decrease in payroll costs to $308,465 in Interim 2019 from $357,576 in Interim 2018 attributable mainly to a temporary decrease in the due diligence headcount.

●	Increase in transaction costs to $391,950 in Interim 2019 from $310,636 in Interim 2018 related to higher offering activity and an increase in the amount of investments made via credit cards, which incur additional fees.

●	Decrease in other costs, which primarily includes campaign copywriting, consulting, customer service, web hosting, and other IT costs, to $91,543 in Interim 2019 from $117,371 in Interim 2018 related primarily to lower campaign copywriting and consulting costs.

Accordingly, our gross margins decreased to 51.5% for Interim 2019 from 52.5% for Interim 2018.

Our operating expenses consist of general and administrative expenses (consisting primarily of salaries, stock-based compensation, office rent, legal services and accounting services), sales and marketing expenses, and research and development expenses. Operating expenses totaled $2,893,525 for Interim 2019 from $3,085,707 for Interim 2018, a decrease of 6%. The primary components of this decrease were:

●	A decrease in sales and marketing expenses to $952,327 for Interim 2019 from $1,328,609 for Interim 2018, a 28% decrease, primarily as a result of lower advertising and lead generation costs, as well as lower payroll costs related to reduced headcount on the sales team.

●	An increase in general and administrative expenses to $1,580,138 for Interim 2019 from $1,470,716 for Interim 2018, a 7% increase, primarily as a result of a higher bad debt reserve as the company sold more StartEngine Premium packages with deferred payment terms and higher payroll costs driven by a higher bonus accrual. The increase was partially offset by lower legal expenses as Interim 2018 included legal costs related to our broker-dealer application and responding to FINRA and SEC comments.

●	An increase in research and development expenses to $361,059 for Interim 2019 from $286,382 for Interim 2018, a 26% increase, due to higher payroll costs related to increased headcount on the research and development team.

The net value of other expenses versus Other income for Interim 2019 was a loss $4,497, compared to gain of $12,555 for Interim 2018. The change was due to the change in value of warrant investments during Interim 2019. During the same periods in 2019 and 2018, we had a provision for taxes of $4,753 and $4,532, respectively.

As a result of the foregoing, net loss increased to $1,933,791 from $1,806,632 for Interim 2019 and Interim 2018, respectively.

The company recorded other comprehensive income of $56 and $2,791 for Interim 2019 and Interim 2018, respectively, related to unrealized gains on available-for-sale investments.

The company’s comprehensive loss totaled $1,933,735 for Interim 2019 compared with $1,803,841 for Interim 2018.

2018 Compared to 2017

Our revenues increased to $4,682,528 in 2018 from $2,046,948 in 2017, an increase of 129%. The primary components of this increase were:

●	Increase in StartEngine Premium revenue to $1,497,545 in 2018 from $215,500 in 2017 due primarily to higher volume from a full year of offering the service in 2018, compared to a half year in 2017, as well as adjustments to our pricing schedule.

●	Increase in Regulation Crowdfunding platform fees to $1,414,064 in 2018 from $866,258 in 2017 due primarily to a higher aggregate amount raised by issuers in Regulation Crowdfunding offerings.

●	Increase in events and sponsorship revenue to $596,687 in 2018 from $103,184 in 2017 due primarily to the company holding two events in 2018, as compared to one event in 2017, as well as increased sponsorship for events.

●	Increase in other service revenue, which primarily includes bundled professional services and compliance fees for bad actor checks and amendments, to $483,079 in 2018 from $178,217 in 2017 related to higher volume of services and certain full-service posting agreements that included contractor costs for accounting and legal services for issuers.

Cost of revenues increased to $2,637,961 in 2018 from $729,108 in 2017, an increase of 262%. Cost of revenues consists of internal employees, hosting fees, processing fees, and certain software subscription fees that are required to provide services to our issuers. The primary components of this increase were:

●	Increase in event costs to $677,228 in 2018 from $116,285 in 2017 due primarily to the company holding two events in 2018, as compared to one event in 2017, as well as higher attendance and a larger venue for the 2018 events.

●	Increase in payroll costs to $732,216 in 2018 from $272,030 in 2017 attributable mainly to increased headcount for our due diligence and customer service teams to support a higher volume of campaign activity.

●	Increase in transaction costs to $694,255 in 2018 from $203,119 in 2017 related to higher offering activity and an increase in the amount of investments made via credit cards, which incur additional fees.

Accordingly, our gross margins decreased to 44% in 2018 from 64% in 2017. The decrease was primarily due to an increase in investments made via credit cards, which incur additional transaction costs, as well as higher payroll costs and stock option compensation expense for the due diligence and customer service teams.

Operating expenses increased to $6,620,286 in 2018 from $3,502,600 in 2017, an increase of 89%. The primary components of this increase were:

●	An increase in general and administrative expenses to $2,936,648 in 2018 from $2,228,369 in 2017 due to higher stock option compensation expense, legal fees, and bad debt expense.

●	An increase in sales and marketing expenses to $2,932,405 in 2018 from $918,184 in 2017 due to higher payroll costs from increased headcount in the sales and marketing teams, lead generation costs, advertising costs, and stock option compensation expense.

●	An increase in research and development expenses to $751,233 in 2018 from $356,047 in 2017 due to higher payroll costs from increased headcount in the research and development team and stock option compensation expense.

Other expense decreased to $7,300 in 2018 from $86,793 in 2017, a decrease of 92%, due primarily to a decrease in realized loss on available-for-sale securities from $79,100 in 2017 to $3,098 in 2018.

As a result of the foregoing, net loss increased to $4,600,089 in 2018 from $2,280,174 in 2017.

The company recognized other comprehensive loss of $406 in 2018, as compared to other comprehensive income of $70,332 in 2017, related to unrealized losses and gains on mutual funds, which are held as available-for-sale investments.

The company’s comprehensive loss increased to $4,600,495 in 2018 from $2,209,842 in 2017.

Liquidity and Capital Resources

Cash Flow

The following table summarizes, for the periods indicated, selected items in our condensed Statements of Cash Flows for Interim 2019 and Interim 2018:

	Six Months Ended
	June 30,
	2019	2018
Net cash (used in) provided by:
Operating activities	$(1,758,413)	$(1,841,555)
Investing activities	$1,043,000	$(818,114)
Financing activities	$1,188,365	$2,512,727

Operating Activities

Cash used in operating activities decreased to $1,758,413 from $1,841,555 for the six months ended June 30, 2019 and 2018, respectively. The decrease in cash used in operating activities was primarily due to lower cash expenses and changes in working capital usage.

Investing Activities

Cash provided by investing activities was $1,043,000 for the six months ended June 30, 2019, compared to cash used in investing activities of $818,114 for the six months ended June 30, 2018. The change in cash related to investing activities is primarily due to higher sales of available-for-sale securities to fund operations during the six months ended June 30, 2019 and higher purchases of available-for-sale securities during the six months ended June 30, 2018.

Financing Activities

Cash provided by financing activities was $1,188,365 for the six months ended June 30, 2019, compared to cash provided by in financing activities of $2,512,727 for the six months ended June 30, 2018. The change in cash related to financing activities was primarily due to the company’s Regulation A offerings during those periods.

The following table summarizes selected items in our Statements of Cash Flows for the years ended December 31, 2018 and 2017:

	Year Ended
	December 31,
	2018	2017
Net cash (used in) provided by:
Operating activities	$(4,443,918)	$(1,696,548)
Investing activities	$259,500	$1,077,540
Financing activities	$3,797,194	$1,424,430

Operating Activities

Cash used in operating activities was $4,443,918 for the year ended December 31, 2018, as compared to $1,696,548 for the year ended December 31, 2017. The increase in cash used in operating activities was due to a higher net loss and higher working capital usage.

Investing Activities

Cash provided by investing activities was $259,500 for the year ended December 31, 2018, as compared to $1,077,540 for the year ended December 31, 2017. The decrease in cash provided by investing activities was due to higher purchases and lower sales of available-for-sale securities.

Financing Activities

Cash provided by financing activities was $3,797,194 for the year ended December 31, 2018, as compared to $1,424,430 for the year ended December 31, 2017. The increase in cash provided by financing activities was due to proceeds from the sale of common stock through the company’s Regulation A offering and the sale of Series T Preferred Stock in 2018 in private placements.

We do not currently have any significant loans or available credit facilities. As of June 30, 2019, the company’s current assets were $2,384,756. To date, our activities have been funded from investments from our founders, the previous sale of Series Seed Preferred Shares and Series A Preferred Shares, our Regulation A and Regulation CF offerings and our revenues.

Liquidity and Capital Resources

We have no off-balance sheet arrangements, including arrangements that would affect the liquidity, capital resources, market risk support, and credit risk support or other benefits.

The company currently has no material commitments for capital expenditures.

As of June 30, 2019, the company sold 102,790 shares of Common Stock and received $656,455 in net proceeds (including transaction and marketing costs) from the Regulation A offering. Though March 11, 2020, the company sold an additional 689,303 shares of Common Stock in its Regulation CF and Regulation A offerings. We are conducting a concurrent offering under Regulation CF. The terms of that offering are set out in offering page on TruCrowd.

We believe we have the cash, available-for-sale securities through our open Regulation A and Regulation CF offerings, other current assets available, and revenues, including new sources of revenue from StartEngine Primary, and access to funding that will be sufficient to fund operations in the near term.

Trend Information

We are operating in a new industry and there is a level of uncertainty about how fast the volume of activity will increase and how future regulatory requirements may change the landscape. For those reasons and because we are still in the infancy of these new regulations, we expect to continue to incur losses until such time that the volume of Regulation A and Regulation Crowdfunding offerings and the investments into those offerings generates sufficient revenues to cover our costs.

On June 10, 2019, our subsidiary, StartEngine Primary LLC was approved for membership as a broker-dealer with FINRA. We anticipate that our costs for payroll and training will increase relative to our revenue. In addition, we are waiting to be approved to operate an alternative trading system (“ATS”). We intend to launch the ATS, after we receive FINRA approval. We expect increased costs due to technology and operations related to the operation of our ATS. We anticipate operating the ATS will initially increase our overall expenses by $20,000 per month. Further, we anticipate receiving increased revenue related to offerings under Regulation A and eventually from offerings under Regulation D.

Relaxed Ongoing Reporting Requirements

If we become a public reporting company in the future, we will be required to publicly report on an ongoing basis as an “emerging growth company” (as defined in the Jumpstart Our Business Startups Act of 2012, which we refer to as the JOBS Act) under the reporting rules set forth under the Exchange Act. For so long as we remain an “emerging growth company”, we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not “emerging growth companies”, including but not limited to:

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

•	taking advantage of extensions of time to comply with certain new or revised financial accounting standards;

•	being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

•	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

If we become a public reporting company in the future, we expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an “emerging growth company” for up to five years, although if the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time, we would cease to be an “emerging growth company” as of the following December 31.

If we do not become a public reporting company under the Exchange Act for any reason, we will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for “emerging growth companies” under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semiannual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer’s fiscal year, and semiannual reports are due within 90 calendar days after the end of the first six months of the issuer’s fiscal year.

In either case, we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not “emerging growth companies”, and our shareholders could receive less information than they might expect to receive from more mature public companies.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

As of March 11, 2020, our directors, executive officers and significant employees were as follows:

Name	Position	Age	Term of Office (if indefinite, give date appointed)	Approximate hours per week (if part- time)/full-time
Executive Officers:
Howard Marks	CEO	57	January 1, 2014, Indefinitely	Full-time
Johanna Cronin	Chief Marketing Officer	31	March 2014, Indefinitely	Full-time

Directors:
Howard Marks	Director	57	April 17, 2014, Indefinitely
Ronald Miller	Director and Chairman	57	April 17, 2014, Indefinitely

Significant Employees:
N/A

Howard Marks, Co-founder, CEO and Director

Howard Marks is one of our co-founders and has served as our CEO since January 1, 2017. From our founding in March 2014 until December 2016, Howard served as our Executive Chairman. Howard founded StartEngine, an unrelated entity, in November 2011 as a startup accelerator with the mission to help make Los Angeles a top tech entrepreneurial city. In March 2014, Howard and Ron Miller founded the company as an equity crowdfunding platform. Howard was the founder and CEO of Acclaim Games, a publisher of online games now part of The Walt Disney company. Before Acclaim, Howard was the Chairman of Activision Studios from 1991 until 1997. As a former Board Member and Executive Vice-President of video-game giant Activision, he and a partner took control in 1991 and turned the ailing company into the $20 billion market cap video game industry leader. As a games industry expert, Howard built one of the largest and most successful games studios in the industry, selling millions of games. Howard is the 2015 "Treasure of Los Angeles" recipient, awarded for his work to transform Los Angeles into a leading technology city. Howard is a member of Mayor Eric Garcetti's technology council. Howard has a Bachelor of Science in Computer Engineering from the University of Michigan. He is bilingual and is a triple national of the United States, United Kingdom, and France.

Ronald Miller, Co-founder and Executive Chairman

Ron Miller is the executive chairman and cofounder of StartEngine. Ron served as our CEO and a director since our founding in March 2014 until December 2016. On January 1, 2017, Ron became our executive chairman. He is also currently the founder of the Disability Group Inc., and has served as its CEO since 2004. When Howard and Ron initially met in the fall of 2013, they recognized that the JOBS Act represented the greatest advancement for entrepreneurship in a generation. From direct experience as entrepreneurs, they recognized that the key to bringing new technologies and innovations to market required capital that is not readily available. As a serial start-up entrepreneur, Ron immediately went into action to advocate for SEC rulemaking to give life to the JOBS Act, raise the initial capital and built a leadership team to drive the sales and market plan to help StartEngine establish a leadership place in the market.

Prior to StartEngine, Ron founded built and sold five companies through management buyouts, private equity, private investors, and public markets. He was also nominated as a four-time Inc.500/5000 award recipient and was Ernst & Young entrepreneur of the year award finalist. As the executive chairman, Ron brings his deep experience as a leader and strategist to the company.

Johanna Cronin, Chief Marketing Officer

Johanna Cronin is the Chief Marketing Officer at StartEngine. She was the first employee and began working for StartEngine in 2014. Prior to that she served as an SEM analyst, managing paid media budgets and purchasing media placements for small businesses, for Dex Media, Inc. from March 2012 until March 2014. Johanna received her Bachelor of Arts from Northwestern University, where she was a psychology major with a Spanish minor.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

For the fiscal year ended December 31, 2019, we compensated our three highest-paid directors and executive officers as follows:

Name	Capacities in which compensation was received	Cash compensation ($)	Other compensation ($)(1)		Total compensation ($)
Howard Marks	Chief Executive Officer	$566,000	$0		$566,000
Johanna Cronin	Chief Marketing Officer	$230,700	$281,443	(2)	$512,143
John Shiple	Chief Technology Officer	$45,877	$0		$45,877

(1)	The executives also received medical and health benefits, generally available to all salaried employees.

(2)	Other compensation is limited to stock options; the Black-Scholes formula was used to determine the value of the options at the date of grant.

(3)	The employment of John Shiple with the company ended on March 20, 2019.

In 2019, neither of our two directors received compensation in their capacity as directors.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SHAREHOLDERS

The tables below show, as of March 11, 2020, the security ownership of the company’s directors, executive officers owning 10% or more of the company’s voting securities and other investors who own 10% or more of the company’s voting securities.

Title of class	Name and address of beneficial owner (1)	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable		Percent of class (2)
Common Stock	Howard Marks (4)	3,440,000	200,000	(5)	41.3%

			1,488,364 Proxy Shares	(6)

			59,722 shares available under stock options	(7)
					51.4	%(3)
Common Stock	Miller Family Trust 1/2/96	2,580,000	200,000	(5)	30.9%
	(Ron Miller)				33.0	%(3)
			59,722 shares available under stock options	(7)

Common Stock	All executive officers and	6,020,000	400,000	(5)	72.2%
	directors as a group				78.3	%(3)
	(including Howard Marks and Ron Miller)		1,488,364 Proxy Shares	(6)

			437,220 shares available under stock options	(7)
Preferred Stock	Howard E. Marks Living Trust U/A Dtd 12/21/2001 (Howard Marks)	200,000			2.9%
Preferred Stock	Miller Family Trust 1/2/96 (Ron Miller)	200,000			2.9%
Preferred Stock	SE Agoura Investment LLC 333 South Grand Avenue Suite 1470 Los Angeles, CA 90071 (8)	3,201,024			46.1%

(1)	The address for all the executive officers and directors is c/o StartEngine Crowdfunding, Inc., 8687 Melrose Ave, 7th Floor (Green Building), West Hollywood, CA 90069.

(2)	Based on 8,337,932 shares of Common Stock, 6,947,574, shares of Preferred Stock outstanding.

(3)	This calculation is the amount the person owns now, plus the amount that person is entitled to acquire. That amount is then shown as a percentage of the outstanding amount of securities in that class if no other person exercised their rights to acquire those securities. The result is a calculation of the maximum amount that person could ever own based on their current and acquirable ownership, which is why the amounts in this column may not add up to 100% for each class.

(4)	These shares are held by Howard E. Marks Living Trust U/A Dated 12/21/2001 (Howard Marks) and Marks Irrevocable Trust (Howard Marks).

(5)	Shares available through conversion of Preferred Stock.

(6)	The Proxy Shares are the 1,488,364 common shares sold in the Regulation A offerings and the current Regulation CF offering, that Mr. Marks as CEO, has voting control over pursuant to the subscription agreement governing that offering.

(7)	The options were granted under the 2015 Equity Incentive Plan.

(8)	SE Agoura Investment LLC is beneficially owned by Aubrey Chernick.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

None.

SECURITIES BEING OFFERED

General

StartEngine is offering Common Stock and Series T Preferred Stock to investors in this offering. Investors in Common Stock in this offering will be required to sign an irrevocable proxy, which will restrict their ability to vote. The proxy will remain in effect until the company’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act. Investors in our previous offering of Common Stock under Regulation A were also required to grant a proxy on the same terms. Investors in Preferred Stock will not be required to grant any proxy.

The following descriptions summarize important terms of our capital stock. This summary does not purport to be complete and is qualified in its entirety by the Fifth Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws, drafts of which have been filed as Exhibits to the Offering Statement of which this Offering Circular is a part. For a complete description of StartEngine’s capital stock, you should refer to our Fifth Amended and Restated Certificate of Incorporation and our Bylaws, as amended and restated, and applicable provisions of the Delaware General Corporation Law.

StartEngine’s authorized capital stock consists of 25,000,000 shares of Common Stock, $0.00001 par value per share, and 8,700,000 shares of Preferred Stock, $0.00001 par value per share, of which 3,550,000 shares are designated as Series Seed Preferred Stock, 3,450,000 shares are designated as Series A Preferred Stock, and 1,650,000 shares that will be designated Series T Preferred Stock.

As of March 11, 2020, the outstanding shares of StartEngine included: 8,337,932 shares of Common Stock, 3,550,000 shares of Series Seed Preferred Stock, 3,254,261 shares of Series A Preferred Stock, and 143,313 shares of Series T Preferred Stock.

Common Stock

Dividend Rights

Holders of Common Stock are entitled to receive dividends, as may be declared from time to time by the board of directors out of legally available funds, unless a dividend is paid with respect to all outstanding shares of Preferred Stock in an amount equal or greater than the amount those holders would receive on an as-converted basis to Common Stock. We have never declared or paid cash dividends on any of our capital stock and currently do not anticipate paying any cash dividends after this offering or in the foreseeable future.

Voting Rights

Each holder of Common Stock is entitled to one vote for each share on all matters submitted to a vote of the shareholders, including the election of directors, but excluding matters that relate solely to the terms of a series of Preferred Stock. The investors in Common Stock in this offering will be required to grant a proxy to the company’s CEO, described in greater detail below under “Proxy.”

Right to Receive Liquidation Distributions

In the event of our liquidation, dissolution, or winding up, after the payment of all of our debts and other liabilities and the satisfaction of the liquidation preferences granted to the holders of Preferred Stock, the holders of Common Stock and the holders of Preferred Stock (calculated on an as-converted to Common Stock basis) will be entitled to share ratably in the net assets legally available for distribution to shareholders.

Additional Rights and Preferences

Holders of Common Stock have no preemptive, conversion, anti-dilution or other rights, and there are no redemptive or sinking fund provisions applicable to Common Stock.

The Proxy

Holders of Common Stock who purchase their shares in this offering will grant the company a proxy in Section 5 of the Subscription Agreement and agree to allow the company’s CEO to vote their shares on all matters submitted to a vote of the shareholders, including the election of directors. The proxy will be irrevocable and will remain in effect until the closing of a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933 covering the offer and sale of Common Stock or the effectiveness of a registration statement under the Securities Exchange Act of 1934 covering the Common Stock.

Forum Selection Provision

Section 7 of our Common Stock subscription agreement (which appears as an exhibit to the offering statement of which this offering circular forms a part) provides that any court of competent jurisdiction in the State of California is the exclusive forum for all actions or proceedings relating to the subscription agreement. However, this exclusive forum provision does not apply to actions arising under the federal securities laws.

Preferred Stock

We have authorized the issuance of three series of Preferred Stock, designated Series T Preferred Stock, Series Seed Preferred Stock and Series A Preferred Stock. The Series T Preferred Stock, Series Seed Preferred Stock and Series A Preferred Stock enjoy substantially similar rights, preferences, and privileges.

Dividend Rights

Holders of Preferred Stock are entitled to receive dividends, as may be declared from time to time by the board of directors out of legally available funds. Such dividends are non-cumulative and no right shall accrue to holders of Preferred Stock for undeclared dividends. Unpaid and undeclared dividends shall not bear or accrue interest. Holders of Preferred Stock are entitled to at least their share proportionally (calculated on an as-converted to Common Stock basis) in any dividends paid to the holders of Common Stock. We have never declared or paid cash dividends on any of our capital stock and currently do not anticipate paying any cash dividends after this offering or in the foreseeable future.

Voting Rights

Each holder of Preferred Stock is entitled to one vote for each share of Common Stock issuable upon conversion of the Preferred Stock at the then-effective conversion rate. Fractional votes are not permitted and if the conversion results in a fractional share, it will be rounded to the closest whole number. Holders of Preferred Stock are entitled to vote on all matters submitted to a vote of the shareholders, including the election of directors, as a single class with the holders of Common Stock. Specific matters submitted to a vote of the shareholders require the approval of a majority of the holders of Preferred Stock voting as if their shares had been converted into Common Stock. These matters include any vote to:

•	enter into a transaction or series of related transactions involving a merger or consolidation, or sale, conveyance or disposal of all or substantially of the assets, unless the majority of the voting power in the surviving entity is substantially similar to that before the transaction with substantially the same rights, preferences, privileges and restrictions;

•	modify the rights preferences, privileges and restrictions so as to adversely affect the Preferred Stock;

•	increase the total number of authorized shares of Preferred Stock;

•	authorize or issue, or obligate to issue, any other equity security having a preferences over, or on a parity with the Preferred Stock with respect to dividends, liquidation, redemption or voting;

•	redeem, purchase or otherwise acquire any shares of Common Stock or Preferred Stock except as indicated, including the repurchase of shares from employees, directors and officers, and existing contractual rights;

•	declare or pay any dividend on the Common Stock, other than a dividend payable solely in Shares of Common Stock; and

•	amend the Certificate of Incorporation or Bylaws.

Right to Receive Liquidation Distributions

In the event of our liquidation, dissolution, or winding up, holders of Series A Preferred Stock and Series T Preferred Stock are entitled to liquidation preference superior Series Seed Preferred Stock. Collectively, holders of Preferred Stock are entitled to a liquidation preference superior to holders of Common Stock. Liquidation distributions will be first paid to holders of Series A Preferred Stock and Series T Preferred Stock, who will be paid ratably with each other in proportion to their liquidation preference. Holders of Series T Preferred Stock will receive an amount for each share equal to $8.80 per share of Series T Preferred Stock, adjusted for any stock splits, reverse stock splits, stock dividends, and similar recapitalization events (each a “Recapitalization Event”), plus all declared and unpaid dividends and holders of Series A Preferred Stock will receive an amount for each share equal to $1.7182 per share of Series A Preferred Stock, adjusted for any Recapitalization Event, plus all declared and unpaid dividends. The distributions will then go to holders of Series Seed Preferred Stock, who will receive an amount for each share equal to $0.50 per share of Series Seed Preferred Stock, adjusted for any Recapitalization Event, plus all declared and unpaid dividends. Finally, distributions will be payable ratably to holders of Common Stock and Preferred Stock on an as-converted basis. If, upon such liquidation, dissolution or winding up, the assets and funds that are distributable to the holders of Series A Preferred Stock and Series Seed Preferred Stock are insufficient to permit the payment to such holders of the full amount of their respective liquidation preference, then all of such assets and funds will be distributed ratably first among the holders of the Series A Preferred Stock in proportion to the full preferential amounts to which they would otherwise be entitled to receive, and then any remaining amounts to Series Seed Preferred Stock in proportion to the full preferential amounts which they would otherwise be entitled to receive.

Conversion Rights

Preferred Stock is convertible into Common Stock voluntarily and automatically. Each share of Preferred Stock is convertible at the option of the holder of the share at any time prior to the closing of a liquidation event. Each share of Preferred Stock is currently convertible into one share of Common Stock, but such conversion rate may be adjusted pursuant to the anti-dilution rights of the Preferred Stock set forth in Section 3(d) of the Fifth Amended and Restated Certificate of Incorporation.

Additionally, each share of the Preferred Stock will automatically convert into Common Stock (i) immediately prior to the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933 where the per share offering price is at least the minimum share price (as adjusted for Recapitalization Events) and our aggregate proceeds are greater than or equal to $15,000,000 or (ii) by a vote by a majority of holders of Preferred Stocks. The “minimum share price” is $8.59 for shares of Series Seed Preferred Stock and shares of Series A Preferred Stock and $8.80 for shares of Series T Preferred Stock. Preferred Stock converts into the same number of shares of Common Stock regardless of whether converted automatically or voluntarily.

Drag Along Rights

Holders of Preferred Stock are subject to a drag-along provision, pursuant to which each holder of Preferred Stock agrees that, in the event that the company’s Board, the holders of a majority of the company’s voting stock vote, and the holders of a majority of Common Stock issued or issuable upon conversion of Preferred Shares vote in favor of a sale of the company, then such holder of Preferred Stock and Howard E. Marks Living Trust U/A Dated 12/21/2001 (Howard Marks), Marks Irrevocable Trust (Howard Marks), and Miller Family Trust 1/2/96 (Ron Miller) (each a “Key Holder”) will vote in favor of the transaction if such vote is solicited, refrain from exercising dissenters’ rights with respect to such sale of the company, and deliver any documentation or take other actions reasonably required. The drag-along provision is set forth in the Amended and Restated Investors’ Rights Agreements for holders of Series A Preferred Stock and Series Seed Preferred Stock and in their respective subscription agreements for holders of Series T Preferred Stock.

Right of First Refusal, Participation and Tag Along Rights

Under the Amended and Restated Investors’ Rights Agreement (for holders of Series A Preferred Stock and Series Seed Preferred Stock) and under the Subscription Agreement (for holders of Series T Preferred Stock), holders of at least 100,000 shares of Preferred Stock (as adjusted for recapitalization events) at the time of the event are entitled to a right of first refusal if we propose to issue new shares of capital stock (subject to certain exceptions). Holders of Common Stock and holders of fewer than 100,000 shares of Preferred Stock do not enjoy such rights. All holders of Series A Preferred Stock and Series Seed Preferred Stock are entitled to tag along rights if any Key Holder proposes to sell any of their respective holdings. All holders of Preferred Stock are entitled to participation rights in certain future offerings.

Forum Selection Provision

Section 7 of our Preferred Stock subscription agreement (which appears as an exhibit to the offering statement of which this offering circular forms a part) provides that any court of competent jurisdiction in the State of California is the exclusive forum for all actions or proceedings relating to the subscription agreement. However, this exclusive forum provision does not apply to actions arising under the federal securities laws.

ONGOING REPORTING AND SUPPLEMENTS TO THIS OFFERING CIRCULAR

We will be required to make annual and semi-annual filings with the SEC. We will make annual filings on Form 1-K, which will be due by the end of April each year and will include audited financial statements for the previous fiscal year. We will make semi-annual filings on Form 1-SA, which will be due by September 28 each year, which will include unaudited financial statements for the six months to June 30. We will also file a Form 1-U to announce important events such as the loss of a senior officer, a change in auditors or other specified matters. We will be required to keep making these reports unless we file a Form 1-Z to exit the reporting system, which we will only be able to do if we have less than 300 shareholders of record and have filed at least one Form 1-K.

At least every 12 months, we will file a post-qualification amendment to the Offering Statement of which this Offering Circular forms a part, to include the company’s recent financial statements.

We may supplement the information in this Offering Circular by filing a Supplement with the SEC.

All these filings will be available on the SEC’s EDGAR filing system. You should read all the available information before investing.

STARTENGINE CROWDFUNDING, INC.

CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(UNAUDITED)

June 30, 2019 and June 30, 2018

STARTENGINE CROWDFUNDING, INC.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	June 30, 2019	December 31, 2018
Assets
Current assets:
Cash	$1,040,327	$567,375
Available-for-sale securities	307,990	1,342,007
Accounts receivable, net of allowance	442,186	298,933
Deferred offering costs	—	30,000
Other current assets	594,253	405,964
Total current assets	2,384,756	2,644,279

Property and equipment, net	3,154	4,434
Investments - warrants	201,227	203,884
Intangible assets	20,000	20,000
Other assets	35,350	25,300
Total assets	$2,644,487	$2,897,897

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$69,637	$27,942
Accrued liabilities	254,016	167,664
Deferred revenue	361,873	345,418
Total current liabilities	685,526	541,024

Total liabilities	685,526	541,024

Commitments and contingencies (Note 5)

Stockholders' equity:
Series A Preferred Stock, par value $0.00001, 3,500,000 shares authorized, 3,254,261 issued and outstanding	5,566,473	5,556,473
Series T Preferred Stock, par value $0.00001, 1,650,000 shares authorized, 143,313 and 100,000 shares issued and outstanding at June 30, 2019 and December 31, 2018, respectively	814,922	500,000
Series Seed Preferred Stock, par value $0.00001, 3,500,000 shares authorized, issued, and outstanding	1,775,000	1,775,000
Common stock, par value $0.00001, 25,000,000 shares authorized, 7,648,629 and 7,430,310 shares issued and outstanding at June 30, 2019 and December 31, 2018, respectively	76	74
Additional paid-in capital	7,137,323	5,820,554
Subscription receivable	(100,872)	(5,002)
Accumulated other comprehensive loss	(34,481)	(34,537)
Accumulated deficit	(13,199,480)	(11,265,689)
Total stockholders' equity	1,958,961	2,356,873
Total liabilities and stockholders' equity	$2,644,487	$2,897,897

The accompanying notes are an integral part of these unaudited consolidated financial statements.

STARTENGINE CROWDFUNDING, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(UNAUDITED)

	Six Months Ended June 30,
	2019	2018
Revenues	$1,881,310	$2,421,061

Cost of revenues	912,327	1,150,009

Gross profit	968,983	1,271,052

Operating expenses:
General and administrative	1,580,138	1,470,716
Sales and marketing	952,327	1,328,609
Research and development	361,059	286,382
Total operating expenses	2,893,524	3,085,707

Operating loss	(1,924,541)	(1,814,655)

Other expense (income):
Other expense	21,143	6,309
Other income	(16,646)	(18,864)
Total other expense (income)	4,497	(12,555)

Loss before provision for income taxes	(1,929,038)	(1,802,100)

Provision for income taxes	4,753	4,532

Net loss	$(1,933,791)	$(1,806,632)

Other comprehensive income:
Unrealized gain on available-for-sale investments	56	2,791
Total other comprehensive income	$56	$2,791

Comprehensive loss	$(1,933,735)	$(1,803,841)

Weighted average earnings per share - basic and diluted	$(0.26)	$(0.25)
Weighted average shares outstanding - basic and diluted	7,527,223	7,191,154

In the opinion of management all adjustments necessary in order to make the interim financial statements not misleading have been included.

The accompanying notes are an integral part of these unaudited consolidated financial statements.

STARTENGINE CROWDFUNDING, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Six Months Ended June 30,
	2019	2018
Cash flows from operating activities:
Net loss	$(1,933,791)	$(1,806,632)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	1,280	1,289
Bad debt expense	246,316	87,596
Fair value of warrants received for fees	(18,486)	(32,509)
Change in fair value of warrant investments	21,143	6,309
Gain on available-for-sale securities	(8,927)	—
Stock-based compensation	377,458	440,148
Changes in operating assets and liabilities:
Accounts receivable	(389,569)	(474,243)
Other assets	(198,339)	(423,854)
Accounts payable	41,695	76,787
Accrued liabilities	86,352	(9,459)
Deferred revenue	16,455	293,013
Net cash used in operating activities	(1,758,413)	(1,841,555)

Cash flows from investing activities:
Purchase of available-for-sale securities	—	(818,114)
Sale of available-for-sale securities	1,043,000	—
Net cash provided by (used in) investing activities	1,043,000	(818,114)

Cash flows from financing activities:
Proceeds from sale of common stock	930,434	2,620,795
Proceeds from sale of preferred stock	314,922	—
Offering costs	(81,976)	(108,068)
Proceeds from exercise of employee stock options	24,985	—
Net cash provided by financing activities	1,188,365	2,512,727

Increase (decrease) in cash and cash equivalents	472,952	(146,942)
Cash and cash equivalents, beginning of period	567,375	954,599
Cash and cash equivalents, end of period	$1,040,327	$807,657

Supplemental disclosures of cash flow information:
Cash paid for interest	$—	$—
Cash paid for income taxes	$4,753	$4,532

Non-cash investing and financing activities:
Unrealized gain on available-for-sale securities	$56	$2,791
Fair value of warrants received	$18,486	$32,509

The accompanying notes are an integral part of these unaudited consolidated financial statements.

STARTENGINE CROWDFUNDING, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(UNAUDITED)

	Series A Preferred Stock		Series T Preferred Stock		Series Seed Preferred Stock		Common Stock		Additional	Subscription	Accumulated Other Comprehensive	Accumulated	Total Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Paid-in Capital	Receivable	Loss	Deficit	Equity
December 31, 2018	3,254,261	$5,566,473	100,000	$500,000	3,500,000	$1,775,000	7,430,310	$74	$5,820,554	$(5,002)	$(34,537)	$(11,265,689)	$2,356,873
Sale of common stock	—	—	—	—	—	—	143,183	1	1,026,302	(95,870)	—	—	930,433
Sale of preferred stock	—	—	43,313	314,922	—	—	—	—	—	—	—	—	314,922
Offering costs	—	—	—	—	—	—	—	—	(111,976)	—	—	—	(111,976)
Exercise of stock options	—	—	—	—	—	—	75,136	1	24,985	—	—	—	24,986
Stock option compensation	—	—	—	—	—	—	—	—	377,458	—	—	—	377,458
Net loss	—	—	—	—	—	—	—	—	—	—	—	(1,933,791)	(1,933,791)
Other comprehensive gain	—	—	—	—	—	—	—	—	—	—	56	—	56
June 30, 2019	3,254,261	$5,566,473	143,313	$814,922	3,500,000	$1,775,000	7,648,629	$76	$7,137,323	$(100,872)	$(34,481)	$(13,199,480)	$1,958,961

The accompanying notes are an integral part of these unaudited consolidated financial statements.

STARTENGINE CROWDFUNDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 1 – NATURE OF OPERATIONS

StartEngine Crowdfunding, Inc. was formed on March 19, 2014 (“Inception”) in the State of Delaware. The Company was originally incorporated as StartEngine Crowdsourcing, Inc. and changed to the current name on May 8, 2014. The consolidated financial statements of StartEngine Crowdfunding, Inc. (which may be referred to as the "Company," "we," "us," or "our") are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The Company’s headquarters are located in West Hollywood, California.

The Company aims to revolutionize the startup financing model by helping both accredited and non-accredited investors invest in private companies on a public platform. StartEngine Crowdfunding, Inc. operates under Title IV of the Jumpstart our Business Startups Act (“JOBS Act”), allowing private companies to advertise the sale of stock to both accredited and non-accredited investors. StartEngine Crowdfunding Inc. has wholly-owned subsidiaries, StartEngine Capital LLC, StartEngine Secure LLC, and StartEngine Primary LLC. StartEngine Capital LLC, a funding portal registered with the US Securities and Exchange Commission (SEC) and a member of the Financial Industry Regulatory Authority (FINRA), operates under Title III of the JOBS Act. StartEngine Secure LLC is a transfer agent registered with the SEC. StartEngine Primary LLC was formed in October 2017 and received approval to operate as a registered broker-dealer in July 2019. It is still in the process of seeking approval to operate as an alternative trading system. The Company’s mission is to empower thousands of companies to raise capital and create significant amounts of jobs over the coming years.

Management Plans

The Company’s revenue producing activities commenced in 2015 with the approved start of Title IV of the JOBS Act, which created new rules for Regulation A, and increased in 2016 with the start of Regulation Crowdfunding under Title III of the JOBS Act. Because this is a new industry, there is a level of uncertainty about how fast the volume of activity will increase and how future regulatory requirements may change the landscape. Because there is a level of uncertainty and because we are still in the early stages of these new regulations, the Company is expected to incur losses until such time that the volume of Regulation A and Regulation Crowdfunding campaigns and the investments in those campaigns is sufficient for revenues derived from those campaigns to cover our costs. These factors indicate there could be substantial doubt about the Company’s ability to continue as a going concern.

During the next 12 months, the Company intends to fund its operations through its increasing revenues, current working capital, and the sale of equity through its current Regulation A offering. We, therefore, believe that any substantial doubt about the Company’s ability to continue as a going concern has been alleviated.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited consolidated financial statements of the Company have been prepared in accordance with U.S. GAAP for interim financial information and in accordance with Rule 8-03 of Regulation S-X per Regulation A requirements. Certain information and disclosures normally included in the annual financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, all adjustments, consisting of normal recurring adjustments considered necessary for a fair presentation, have been included. These interim consolidated financial statements should be read in conjunction with the audited annual consolidated financial statements of the Company for the years ended December 31, 2018 and 2017. The results of operations for the six months ended June 30, 2019 are not necessarily indicative of the results that may be expected for the full year.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of StartEngine Crowdfunding, Inc.’s wholly-owned subsidiaries, StartEngine Capital LLC, StartEngine Secure LLC, and StartEngine Primary LLC. Significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, and the reported amount of expenses during the reporting periods. Actual results could materially differ from these estimates. It is reasonably possible that changes in estimates will occur in the near term.

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants as of the measurement date. Applicable accounting guidance provides an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors that market participants would use in valuing the asset or liability. There are three levels of inputs that may be used to measure fair value:

Level 1- Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2- Include other inputs that are directly or indirectly observable in the marketplace.

Level 3- Unobservable inputs which are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of June 30, 2019. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. The following are level 1, 2 and 3 assets.

Level 1

Investments: Available-for-sale securities are made up of mutual funds and shares of common stock that are valued based on quoted prices in active markets

Level 2

Investments - warrants (public portfolio): Fair value measurements of warrants of publicly traded portfolio companies are valued based on the Black-Scholes option pricing model. The model uses the price of publicly traded companies (underlying stock price), stated strike prices, warrant expiration dates, the risk-free interest rate and market-observable volatility assumptions based on comparable public company.

Level 3

Investments - warrants (private portfolio): Fair value measurements of warrants of private portfolio companies are priced based on a modified Black-Scholes option pricing model to estimate the asset value by using stated strike prices, warrant expiration dates modified to account for estimates to actual life relative to stated expiration, risk-free interest rates, and volatility assumptions based on comparable public companies. Option volatility assumptions used in the modified Black-Scholes model are based on public companies who operate in similar industries as companies in our private company portfolio. For these warrants, the fair value of the underlying stock may be estimated based on recent raises or based on information received from the portfolio company. Certain adjustments may be applied as determined appropriate by management for lack of liquidity.

The following fair value hierarchy table presents information about our assets and liabilities that are measured at fair value on a recurring basis as of June 30, 2019:

	Level 1	Level 2	Level 3	Total
Cash	$1,040,327	$—	$—	$1,040,327
Available-for-sale securities
Mutual funds	302,357	—	—	302,357
Common stock equities	5,633	—	—	5,633
Investments - Warrants	—	—	201,227	201,227
	$1,348,317	$—	$201,227	$1,549,544

The following fair value hierarchy table presents information about our assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2018:

	Level 1	Level 2	Level 3	Total
Cash	$567,375	$—	$—	$567,375
Available-for-sale securities
Mutual funds	1,332,225	—	—	1,332,225
Common stock equities	9,782	—	—	9,782
Investments - Warrants	—	—	203,884	203,884
	$1,909,382	$—	$203,884	$2,113,266

The following table presents additional information about transfers in and out of Level 3 assets measured at fair value on a recurring basis for the six months ended June 30, 2019:

Investments - Warrants
Fair Value at December 31, 2018	203,884
Receipt of warrants	18,486
Change in fair value of warrants	(21,143)
Fair Value at June 30, 2019	$201,227

The following range of variables were used in valuing Level 3 assets during the six months ended June 30, 2019 and the year ended December 31, 2018:

	June 30, 2019	December 31, 2018
Expected life (years)	1-10	1-10
Risk-free interest rate	1.7-2.1%	2.4-2.7%
Expected volatility	30-101%	30-101%
Annual dividend yield	0%	0%

Accounts Receivable

Accounts receivable are recorded at the invoiced amount and are non-interest-bearing. The Company maintains an allowance for doubtful accounts to reserve for potential uncollectible receivables. The allowance for doubtful accounts as of June 30, 2019 and December 31, 2018 was $170,342 and $72,723, respectively. Bad debt expense for the six months ended June 30, 2019 and 2018 was $246,316 and $87,596, respectively.

Investment Securities

Available-for-Sale Securities

Our available-for-sale securities consist of mutual funds and common stock equities that are tradable in an active market. Unrealized gains and losses on available-for-sale securities, net of applicable taxes, are reported in accumulated other comprehensive income, which is a separate component of the Company’s stockholders' equity, until realized.

We analyze available-for-sale securities for other-than-temporary impairment quarterly or as there is indication that such review is necessary.

We apply the other-than-temporary impairment standards of Accounting Standards Codification (“ASC”) 320, Investments-Debt and Equity Securities.

Non-Marketable and Other Securities

Non-marketable and other securities include investments in non-public equities. Our accounting for investments in non-marketable and other securities depends on several factors, including the level of ownership, power to control and the legal structure of the subsidiary making the investment. As further described below, we base our accounting for such securities on: (i) fair value accounting, (ii) equity method accounting, and (iii) cost method accounting.

Investments - Warrants

In connection with negotiated platform fee agreements, we may obtain warrants giving us the right to acquire stock in companies undergoing Regulation A offerings. We hold these assets for prospective investment gains. We do not use them to hedge any economic risks nor do we use other derivative instruments to hedge economic risks stemming from these warrants.

We account for warrants in certain private and public (or publicly traded under the provisions of Regulation A) client companies as derivatives when they contain net settlement terms and other qualifying criteria under ASC 815, Derivatives and Hedging. In general, the warrants entitle us to buy a specific number of shares of stock at a specific price within a specific time period. Certain warrants contain contingent provisions, which adjust the underlying number of shares or purchase price upon the occurrence of certain future events. Our warrant agreements typically contain net share settlement provisions, which permit us to receive at exercise a share count equal to the intrinsic value of the warrant divided by the share price (otherwise known as a “cashless” exercise). These warrants are recorded at fair value and are classified as Investments - warrants on our consolidated balance sheet at the time they are obtained.

The grant date fair values of warrants received in connection with services performed are deemed to be revenue and recognized upon receipt.

Any changes in fair value from the grant date fair value of warrants will be recognized as increases or decreases to investments on our balance sheet and as net gains or losses in other (income) expense, a component of consolidated net income.

In the event of an exercise for shares, the basis or value in the securities is reclassified from Investment - warrants to available-for-sale securities or non-marketable securities, as described below, on the consolidated balance sheet on the latter of the exercise date or corporate action date. The shares in public companies, or companies that trade over-the-counter as allowed by Regulation A, are classified as available-for-sale securities (provided they do not have a significant restriction from sale). Changes in fair value of securities designated as available-for-sale, after applicable taxes, are reported in accumulated other comprehensive income, which is a separate component of stockholders' equity. The shares in private companies without an active trading market are classified as non-marketable securities. Typically, we account for these securities at cost and only record adjustments to the value at the time of exit or liquidation though gains or losses on investments securities, in non-interest income, a component of consolidated net income.

The fair value of the warrants portfolio is a critical accounting estimate and is reviewed semi-annually. We value our warrants using a modified Black-Scholes option pricing model, which incorporates the following significant inputs, in addition to certain adjustments for general lack of liquidity:

∙	An underlying asset value, which is estimated based on current information available in valuation reports, including any information regarding subsequent rounds of funding or performance of a company.

∙	Stated strike price, which can be adjusted for certain warrants upon the occurrence of subsequent funding rounds or other future events.

∙	Price volatility or risk associated with possible changes in the warrant price. The volatility assumption is based on historical price volatility of publicly traded companies within indices or companies similar in nature to the underlying client companies issuing the warrant.

∙	The expected remaining life of the warrants in each financial reporting period.

∙	The risk-free interest rate is derived from the Treasury yield curve and is calculated based on the risk-free interest rates that correspond closest to the expected remaining life of the warrant on the date of assessment.

Property and Equipment

Property and equipment are stated at cost. The Company’s fixed assets are depreciated using the straight-line method over the estimated useful life of three (3) to five (5) years. At the time of retirement or other disposition of property and equipment, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations.

Intangible Assets

Intangible assets are amortized over their respective estimated lives, unless the lives are determined to be indefinite and reviewed for impairment whenever events or other changes in circumstances indicate that the carrying amount may not be recoverable. The impairment testing compares carrying values to fair values and, when appropriate, the carrying value of these assets is reduced to fair value. Impairment charges, if any, are recorded in the period in which the impairment is determined.

Impairment of Long-Lived Assets

The Company continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. When such events or changes in circumstances are present, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell.

Preferred Stock

ASC 480, Distinguishing Liabilities from Equity, includes standards for how an issuer of equity (including equity shares issued by consolidated entities) classifies and measures on its balance sheet certain financial instruments with characteristics of both liabilities and equity.

Management is required to determine the presentation for the preferred stock as a result of the liquidation and conversion provisions, among other provisions in the agreement. Specifically, management is required to determine whether the embedded conversion feature in the preferred stock is clearly and closely related to the host instrument, and whether the bifurcation of the conversion feature is required and whether the conversion feature should be accounted for as a derivative instrument. If the host instrument and conversion feature are determined to be clearly and closely related (both more akin to equity), derivative liability accounting under ASC 815, Derivatives and Hedging, is not required. Management determined that the host contract of the preferred stock is more akin to equity, and accordingly, derivative liability accounting is not required by the Company.

Costs incurred directly for the issuance of the preferred stock are recorded as a reduction of gross proceeds received by the Company, resulting in a discount to the preferred stock.

Dividends which are required to be paid upon redemption are accrued and recorded within preferred stock and accumulated deficit.

Equity Offering Costs

The Company accounts for offering costs in accordance with ASC 340, Other Assets and Deferred Costs. Prior to the completion of an offering, offering costs will be capitalized as deferred offering costs on the balance sheet. The deferred offering costs will be charged to stockholders’ equity upon the completion of an offering or to expense if the offering is not completed. Offering costs of $111,976 and $108,068 for the Company’s equity offerings were charged to stockholders’ equity during the six months ended June 30, 2019 and 2018, respectively.

Revenue Recognition

Effective January 1, 2018, the Company adopted ASC 606, Revenue from Contracts with Customers. ASC 606 introduces a new framework for analyzing potential revenue transactions by identifying the contract with a customer, identifying the performance obligations in the contract, determining the transaction price, allocating the transaction price to the performance obligations in the contract, and recognizing revenue when (or as) the Company satisfies a performance obligation.

Cost of Revenues

Cost of revenues consists of internal employees, hosting fees, processing fees, and certain software subscription fees that are required to provide services to our issuers.

Research and Development

We incur research and development costs during the process of researching and developing our technologies and future offerings. Our research and development costs consist primarily of non-capitalizable engineering fees for both employees and consultants related to our website and future product offerings, email and other tools that are utilized for client related services and outreach. During the six months ended June 30, 2019 and 2018, research and development costs were $361,059 and $286,382, respectively.

Stock Based Compensation

The Company accounts for stock options issued to employees under ASC 718, Share-Based Payment. Under ASC 718, share-based compensation cost to employees is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense over the employee’s requisite vesting period. The fair value of each stock option or warrant award is estimated on the date of grant using the Black-Scholes option valuation model.

The Company measures compensation expense for its non-employee stock-based compensation under ASC 505, Equity. The fair value of the option issued or committed to be issued is used to measure the transaction, as this is more reliable than the fair value of the services received. The fair value is measured at the value of the Company’s common stock on the date that the commitment for performance by the counterparty has been reached or the counterparty’s performance is complete. The fair value of the equity instrument is charged directly to stock-based compensation expense and credited to additional paid-in capital.

Earnings per Common and Common Equivalent Share

The computation of basic earnings per common share is computed using the weighted average number of common shares outstanding during the year. The computation of diluted earnings per common share is based on the weighted average number of shares outstanding during the year plus common stock equivalents which would arise from the exercise of securities outstanding using the treasury stock method and the average market price per share during the year. Options and convertible preferred stock which are common stock equivalents are not included in the diluted earnings per share calculation for June 30, 2019 or 2018 since their effect is anti-dilutive.

Concentration of Credit Risk

The Company maintains its cash with a major financial institution located in the United States of America which it believes to be credit worthy.  Balances are insured by the Federal Deposit Insurance Corporation up to $250,000.  At times, the Company may maintain balances in excess of the federally insured limits.

At times, the Company may have certain vendors or customers that make up over 10% of the balance at any given time. However, the Company is not dependent on any single or group of vendors or customers, and accordingly, the loss of any such vendors or customers would not have a significant impact on the Company’s operations.

Risks and Uncertainties

The Company’s operations are subject to new laws, regulation and compliance. Significant changes to regulations governing the way the Company derives revenues could impact the company negatively. Technological and advancements and updates as well as maintaining compliance standards are required to maintain the Company’s operations.

Recent Accounting Pronouncements

In August 2018, the Financial Accounting Standards Board (“FASB”) issued ASU 2018-13, Fair Value Measurement: Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement, which modifies the disclosure requirements on fair value measurements, including the consideration of costs and benefits. ASU 2018-13 will become effective for interim and annual reporting periods beginning on January 1, 2020. The amendments on changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements, and the narrative description of measurement uncertainty will be applied prospectively for only the most recent interim or annual period presented in the initial fiscal year of adoption. All other amendments will be applied retrospectively to all periods presented upon their effective date. The Company is currently evaluating the impact of the adoption of ASU 2018-13 on its consolidated financial statements.

The FASB issues ASUs to amend the authoritative literature in the ASC. There have been a number of ASUs to date, including those above, that amend the original text of ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to us or (iv) are not expected to have a significant impact our consolidated financial statements.

NOTE 3 – MARKETABLE SECURITIES AND INVESTMENTS

Available-for-Sale Securities

Available-for-sale securities consisted of the following as of June 30, 2019 and December 31, 2018:

	June 30, 2019	December 31, 2018
Mutual funds	$302,357	$1,332,225
Common stock	5,633	9,782
	$307,990	$1,342,007

The Company had $56 and $2,791 in unrealized gains on mutual funds and common stocks held, which is included as unrealized gain within other comprehensive loss in the statement of operations and comprehensive loss for the six months ended June 30, 2019 and 2018, respectively.

Investments – Warrants

Equity warrants, as described in Note 2, are equity warrants received for services provided. The warrants are valued on the date they are earned in accordance with revenue recognition criteria. The change in value for the six months ended June 30, 2019 and 2018 was a decrease of $21,143 and $6,309, respectively.

NOTE 4 – PROPERTY AND EQUIPMENT

As of June 30, 2019 and December 31, 2018, property and equipment consisted of the following:

	June 30, 2019	December 31, 2018
Computer equipment	$6,744	$6,744
Software	3,654	3,654
Total property and equipment	10,398	10,398
Accumulated depreciation	(7,244)	(5,964)
	$3,154	$4,434

Depreciation expense for the six months ended June 30, 2019 and 2018 was $1,280 and $1,289, respectively.

NOTE 5 – COMMITMENTS AND CONTINGENCIES

We are currently not involved with or know of any pending or threatening litigation against the Company or any of its officers.

The Company maintains offices on a month-to-month lease.

NOTE 6 – STOCKHOLDERS’ EQUITY

Preferred Stock

We have authorized the issuance of 8,650,000 shares of our preferred stock with par value of $0.00001. Of these authorized shares, 3,500,000 are designated as Series A Preferred Stock (“Series A”), 1,650,000 are designated as Series T Preferred Stock (“Series T”), and 3,500,000 are designated as Series Seed Preferred Stock (“Series Seed”).

Series A Preferred Stock

The Series A have liquidation priority over the Series Seed and common stock. In the event of the liquidation, dissolution or winding up of the Company, the Series A shall be entitled to receive, out of the assets of the Company available for distribution to its stockholders, before any payment is made to Series Seed or common stock, liquidation distributions, which will be paid ratably with the Series T in proportion to its respective liquidation preference. Holders of Series A will receive an amount equal to $1.7182 per share, as adjusted, plus all declared and unpaid dividends thereon to the date fixed for such distribution. If upon such event the assets of the Company legally available for distribution are insufficient to permit payment of the full preferential amount, the entire assets available for distribution to stockholders shall be distributed to the holders of the Series A and Series T ratably in proportion to the full preferential amounts for which they are entitled. The Series A votes on an as-converted basis. The Series A is convertible by the holder at any time after issuance at the conversion price, which equates to a one-to-one basis for common stock. The Series A is automatically convertible into common stock upon the earlier of 1) the vote or written consent of at least a majority of the voting power represented by the then outstanding shares of preferred stock or 2) the closing of a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, coverts the offer and sale of common stock at an offering price of not less than $8.59 per share, as adjusted, with aggregate gross proceeds to the Company of not less than $15,000,000. In addition, the Series A has various anti-dilution provisions which take into account future sales and issuances of common stock and other dilutive instruments.

Series T Preferred Stock

The Series T have liquidation priority over the Series Seed and common stock. In the event of the liquidation, dissolution or winding up of the Company, the Series T shall be entitled to receive, out of the assets of the Company available for distribution to its stockholders, before any payment is made to Series Seed or common stock, liquidation distributions, which will be paid ratably with the Series A in proportion to its respective liquidation preference. Holders of Series T will receive an amount equal to $8.80 per share, as adjusted, plus all declared and unpaid dividends thereon to the date fixed for such distribution. If upon such event the assets of the Company legally available for distribution are insufficient to permit payment of the full preferential amount, the entire assets available for distribution to stockholders shall be distributed to the holders of the Series A and Series T ratably in proportion to the full preferential amounts for which they are entitled. The Series T votes on an as-converted basis. The Series T is convertible by the holder at any time after issuance at the conversion price, which equates to a one-to-one basis for common stock. The Series T is automatically convertible into common stock upon the earlier of 1) the vote or written consent of at least a majority of the voting power represented by the then outstanding shares of preferred stock or 2) the closing of a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, coverts the offer and sale of common stock at an offering price of not less than $8.80 per share, as adjusted, with aggregate gross proceeds to the Company of not less than $15,000,000. In addition, the Series T has various anti-dilution provisions which take into account future sales and issuances of common stock and other dilutive instruments.

During the six months ended June 30, 2019, the Company sold 43,313 shares of Series T Preferred Stock for $314,922.

Series Seed Preferred stock

The Series Seed have liquidation priority over the common stock. In the event of the liquidation, dissolution or winding up of the Company, the Series Seed shall be entitled to receive, out of the assets of the Company available for distribution to its stockholders, after any payment made to Series A and Series T, but before any payment is made to the Company’s common stock, an amount equal to $0.50 per share, as adjusted, plus all declared and unpaid dividends thereon to the date fixed for such distribution. If upon such event the assets of the Company legally available for distribution are insufficient to permit payment of the full preferential amount, the entire assets available for distribution to stockholders shall be distributed to the holders of Series A and Series T first, then ratably in proportion to the full preferential amounts for which they are entitled to the Series Seed. The Series Seed votes on an as-converted basis. The Series Seed is convertible by the holder at any time after issuance at the conversion price, which equates to a one-to-one basis for common stock. The Series Seed is automatically converted into common stock upon the earlier of 1) the vote or written consent of at least a majority of the voting power represented by the then outstanding shares of preferred stock or 2) the closing of a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, converts the offer and sale of common stock at an offering price of not less than $8.59 per share, as adjusted, with aggregate gross proceeds to the Company of not less than $15,000,000. In addition, the Series Seed has various anti-dilution provisions which take into account future sales and issuances of common stock and other dilutive instruments.

Common Stock

We have authorized the issuance of 25,000,000 shares of our common stock with par value of $0.00001.

During the six months ended June 30, 2019, the Company sold 143,183 shares of common stock through its Regulation A offering. The Company recognized gross proceeds of $1,026,303 and a subscription receivable of $95,870 related to the sale of these shares. In connection with the offering, the Company recognized offering costs of $111,976 during the six months ended June 30, 2019.

Stock Options

In 2015, our Board of Directors adopted the StartEngine Crowdfunding, Inc. 2015 Equity Incentive Plan (the “2015 Plan”).  The 2015 Plan provides for the grant of equity awards to employees, and consultants, including stock options, stock purchase rights and restricted stock units to purchase shares of our common stock.  Up to 2,030,000 shares of our common stock may be issued pursuant to awards granted under the 2015 Plan. The 2015 Plan is administered by our Board of Directors, and expires ten years after adoption, unless terminated earlier by the Board.

During the six months ended June 30, 2019, the Company granted 295,000 stock options to employees. The Company valued these options under ASC 718 using the Black-Scholes pricing model. The granted options had exercise prices ranging from $5.00 to $7.50, vest over four years and expire in ten years. The stock options were valued using the Black-Scholes pricing model as indicated below:

June 30, 2019
Expected life (years)	6.1
Risk-free interest rate	2.2-2.5%
Expected volatility	50%
Annual dividend yield	0%

The risk-free interest rate assumption for options granted is based upon observed interest rates on the United States government securities appropriate for the expected term of the Company's employee stock options.

The expected term of employee stock options is calculated using the simplified method which takes into consideration the contractual life and vesting terms of the options.

The Company determined the expected volatility assumption for options granted using the historical volatility of comparable public company's common stock. The Company will continue to monitor peer companies and other relevant factors used to measure expected volatility for future stock option grants, until such time that the Company’s common stock has enough market history to use historical volatility.

The dividend yield assumption for options granted is based on the Company's history and expectation of dividend payouts. The Company has never declared or paid any cash dividends on its common stock, and the Company does not anticipate paying any cash dividends in the foreseeable future.

The Company currently recognizes option forfeitures as they occur as there is insufficient historical data to accurately determine future forfeiture rates.

During the six months ended June 30, 2019, two employees exercised their vested options upon separation from the Company to purchase 75,136 shares of common stock, and the Company received aggregate exercise proceeds of $24,986.

Stock option expense for the six months ended June 30, 2019 and 2018 was $377,458 and $440,148, respectively, and are included within the consolidated statements of operations and comprehensive loss as follows:

	Six Months Ended
	June 30,
	2019	2018
Cost of revenues	$54,272	$50,402
General and administrative	149,084	282,933
Sales and marketing	130,906	75,153
Research and development	43,196	31,660

NOTE 7 – SUBSEQUENT EVENTS

Subsequent to June 30, 2019, the Company sold an additional 85,218 shares of common stock for gross proceeds of $639,135 in connection with its Regulation A offering. The Company also incurred additional offering costs of $23,565. Additional cash proceeds of $600,563 were also disbursed from escrow.

The Company has evaluated subsequent events that occurred after June 30, 2019 through September 19, 2019. There have been no other events or transactions during this time which would have a material effect on these consolidated financial statements.

STARTENGINE CROWDFUNDING, INC.

CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018 and 2017

Together with Independent Auditors’ Report

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders

StartEngine Crowdfunding, Inc.

Report on the Consolidated Financial Statements

We have audited the accompanying consolidated financial statements of StartEngine Crowdfunding, Inc. and subsidiaries (collectively the “Company”) which comprise the consolidated balance sheets as of December 31, 2018 and 2017, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of StartEngine Crowdfunding, Inc. and subsidiaries as of December 31, 2018 and 2017, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ dbbmckennon
Newport Beach, CA
April 26, 2019

STARTENGINE CROWDFUNDING, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2018	2017
Assets
Current assets:
Cash	$567,375	$954,599
Available-for-sale securities	1,342,007	1,566,192
Accounts receivable, net of allowance	298,933	159,100
Deferred offering costs	30,000	—
Other current assets	405,964	27,885
Total current assets	2,644,279	2,707,776

Property and equipment, net	4,434	7,005
Investments - warrants	203,884	201,124
Intangible assets	20,000	20,000
Other assets	25,300	20,950
Total assets	$2,897,897	$2,956,855

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$27,942	$163,627
Accrued liabilities	167,664	398,834
Deferred revenue	345,418	219,425
Total current liabilities	541,024	781,886

Total liabilities	541,024	781,886

Commitments and contingencies (Note 5)

Stockholders' equity:
Series A Preferred Stock, par value $0.00001, 3,500,000 shares authorized, 3,254,261 issued and outstanding (liquidation preference of $5,591,471)	5,566,473	5,566,473
Series T Preferred Stock, par value $0.00001, 1,650,000 shares authorized, 100,000 issued and outstanding as of December 31, 2018 (liquidation preference of $880,000)	500,000	—
Series Seed Preferred Stock, par value $0.00001, 3,500,000 shares authorized, issued, and outstanding (liquidation preference of $1,750,000)	1,750,000	1,750,000
Common stock, par value $0.00001, 25,000,000 shares authorized, 7,430,310 and 6,754,501 shares issued and outstanding at December 31, 2018 and 2017, respectively	74	68
Additional paid-in capital	5,820,554	1,638,426
Subscription receivable	(5,002)	(105,267)
Accumulated other comprehensive loss	(34,537)	(34,131)
Accumulated deficit	(11,240,689)	(6,640,600)
Total stockholders' equity	2,356,873	2,174,969
Total liabilities and stockholders' equity	$2,897,897	$2,956,855

See accompanying notes to consolidated financial statements.

STARTENGINE CROWDFUNDING, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Year Ended December 31,
	2018	2017

Revenues	$4,682,528	$2,046,948

Cost of revenues	2,637,961	729,108

Gross profit	2,044,567	1,317,840

Operating expenses:
General and administrative	2,936,648	2,228,369
Sales and marketing	2,932,405	918,184
Research and development	751,233	356,047
Total operating expenses	6,620,286	3,502,600

Operating loss	(4,575,719)	(2,184,760)

Other expense:
Other expense	43,770	33,745
Other income	(39,568)	(26,052)
Realized loss on available-for-sale securities	3,098	79,100
Total other expense	7,300	86,793

Loss before provision for income taxes	(4,583,019)	(2,271,553)

Provision for income taxes	17,070	8,621

Net loss	$(4,600,089)	$(2,280,174)

Other comprehensive (loss) income:
Unrealized (loss) gain on available-for-sale investments	(406)	70,332
Total other comprehensive (loss) income	$(406)	$70,332

Comprehensive loss	$(4,600,495)	$(2,209,842)

Weighted average earnings per share - basic and diluted	$(0.63)	$(0.35)
Weighted average shares outstanding - basic and diluted	7,312,046	6,427,350

See accompanying notes to consolidated financial statements.

STARTENGINE CROWDFUNDING, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Series A Preferred Stock		Series T Preferred Stock		Series Seed Preferred Stock		Common Stock		Additional	Subscription	Accumulated Other Comprehensive	Accumulated	Total Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Paid-in Capital	Receivable	Income (Loss)	Deficit	Equity
December 31, 2016	3,254,261	$5,566,473	—	$—	3,500,000	$1,750,000	6,414,167	$64	$27,778	$—	$(104,463)	$(4,360,426)	$2,879,426
Sale of common stock	—	—	—	—	—	—	340,334	4	1,629,536	(105,267)	—	—	1,524,273
Offering costs	—	—	—	—	—	—	—	—	(99,843)	—	—	—	(99,843)
Stock option compensation	—	—	—	—	—	—	—	—	80,955	—	—	—	80,955
Net loss	—	—	—	—	—	—	—	—	—	—	—	(2,280,174)	(2,280,174)
Other comprehensive gain	—	—	—	—	—	—	—	—	—	—	70,332	—	70,332
December 31, 2017	3,254,261	$5,566,473	—	$—	3,500,000	$1,750,000	6,754,501	$68	$1,638,426	$(105,267)	$(34,131)	$(6,640,600)	$2,174,969
Sale of common stock	—	—	—	—	—	—	675,809	6	3,276,317	100,265	—	—	3,376,588
Sale of preferred stock	—	—	100,000	500,000	—	—	—	—	—	—	—	—	500,000
Offering costs	—	—	—	—	—	—	—	—	(49,394)	—	—	—	(49,394)
Stock option compensation	—	—	—	—	—	—	—	—	955,205	—	—	—	955,205
Net loss	—	—	—	—	—	—	—	—	—	—	—	(4,600,089)	(4,600,089)
Other comprehensive loss	—	—	—	—	—	—	—	—	—	—	(406)	—	(406)
December 31, 2018	3,254,261	$5,566,473	100,000	$500,000	3,500,000	$1,750,000	7,430,310	$74	$5,820,554	$(5,002)	$(34,537)	$(11,240,689)	$2,356,873

See accompanying notes to consolidated financial statements.

STARTENGINE CROWDFUNDING, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2018	2017

Cash flows from operating activities:
Net loss	$(4,600,089)	$(2,280,174)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	2,571	2,517
Bad debt expense	145,341	70,700
Fair value of warrants received for fees	(40,665)	(159,707)
Change in fair value of warrant investments	37,905	33,745
(Gain) loss on available-for-sale securities	(35,721)	79,100
Stock-based compensation	955,205	80,955
Changes in operating assets and liabilities:
Accounts receivable	(285,174)	(132,222)
Other assets	(382,429)	(27,885)
Accounts payable	(135,685)	145,033
Accrued liabilities	(231,170)	271,965
Deferred revenue	125,993	219,425
Net cash used in operating activities	(4,443,918)	(1,696,548)

Cash flows from investing activities:
Purchase of property and equipment	—	(2,294)
Purchase of available-for-sale securities	(801,000)	(577,307)
Sale of available-for-sale securities	1,060,500	1,648,256
Deposits and other	—	8,885
Net cash provided by investing activities	259,500	1,077,540

Cash flows from financing activities:
Proceeds from sale of common stock	3,376,588	1,524,273
Offering costs	(79,394)	(99,843)
Proceeds from sale of Series T preferred stock	500,000	—
Net cash provided by financing activities	3,797,194	1,424,430

(Decrease) increase in cash and cash equivalents	(387,224)	805,422
Cash and cash equivalents, beginning of year	954,599	149,177
Cash and cash equivalents, end of year	$567,375	$954,599

Supplemental disclosures of cash flow information:
Cash paid for interest	$—	$—
Cash paid for income taxes	$17,070	$8,621

See accompanying notes to consolidated financial statements.

STARTENGINE CROWDFUNDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – NATURE OF OPERATIONS

StartEngine Crowdfunding, Inc. was formed on March 19, 2014 (“Inception”) in the State of Delaware. The Company was originally incorporated as StartEngine Crowdsourcing, Inc., but changed to the current name on May 8, 2014   The consolidated financial statements of StartEngine Crowdfunding, Inc. (which may be referred to as the "Company," "we," "us," or "our") are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The Company’s headquarters are located in West Hollywood, California.

The Company aims to revolutionize the startup financing model by helping both accredited and non-accredited investors invest in private companies on a public platform. StartEngine Crowdfunding, Inc. operates under Title IV of the Jumpstart our Business Startups Act (“JOBS Act”), allowing private companies to advertise the sale of stock to both accredited and non-accredited investors. StartEngine Crowdfunding Inc. has wholly-owned subsidiaries, StartEngine Capital LLC, StartEngine Secure LLC, and StartEngine Primary LLC. StartEngine Capital LLC, a funding portal registered with the US Securities and Exchange Commission (SEC) and a member of the Financial Industry Regulatory Authority (FINRA), operates under Title III of the JOBS Act. StartEngine Secure LLC is a transfer agent registered with the SEC. StartEngine Primary LLC was formed in October 2017 and is in the process of seeking approval to operate as a registered broker-dealer and alternative trading system. The Company’s mission is to empower thousands of companies to raise capital and create significant amounts of jobs over the coming years.

Management Plans

The Company’s revenue producing activities commenced in 2015 with the approved start of Title IV of the JOBS Act which created new rules for Regulation A and increased in 2016 based on the start of Regulation Crowdfunding under Title III of the JOBS Act. Because this is a new industry, there is a level of uncertainty about how fast the volume of activity will increase and how future regulatory requirements may change the landscape. Because there is a level of uncertainty and because we are still at the early stages of these new regulations, the Company is expected to incur losses until such time that the volume of Regulation A and Regulation Crowdfunding campaigns and the investments into those campaigns is sufficient for revenues derived from those campaigns to cover our costs. These factors indicate there could be substantial doubt about the Company’s ability to continue as a going concern.

During the next 12 months, the Company intends to fund its operations through its increasing revenues, current working capital, and the sale of equity through various offerings, and therefore, we believe that any substantial doubt about the Company’s ability to continue as a going concern has been alleviated.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of StartEngine Crowdfunding, Inc.’s wholly-owned subsidiaries, StartEngine Capital LLC, StartEngine Secure LLC, and StartEngine Primary LLC. Significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, and the reported amount of expenses during the reporting periods. Actual results could materially differ from these estimates. It is reasonably possible that changes in estimates will occur in the near term.

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants as of the measurement date. Applicable accounting guidance provides an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors that market participants would use in valuing the asset or liability. There are three levels of inputs that may be used to measure fair value:

Level 1- Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2- Include other inputs that are directly or indirectly observable in the marketplace.

Level 3- Unobservable inputs which are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2018 and 2017. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. The following are level 1, 2 and 3 assets.

Level 1

Investments: Available-for-sale securities are made up of mutual funds and shares of common stock that are valued based on quoted prices in active markets.

Level 2

Investments - warrants (public portfolio): Fair value measurements of warrants of publicly-traded portfolio companies are valued based on the Black-Scholes option pricing model. The model uses the price of publicly-traded companies (underlying stock price), stated strike prices, warrant expiration dates, the risk-free interest rate and market-observable volatility assumptions based on comparable public company.

Level 3

Investments - warrants (private portfolio): Fair value measurements of warrants of private portfolio companies are priced based on a modified Black-Scholes option pricing model to estimate the asset value by using stated strike prices, warrant expiration dates modified to account for estimates to actual life relative to stated expiration, risk-free interest rates volatility assumptions based on comparable public companies. Option volatility assumptions used in the modified Black-Scholes model are based on public companies who operate in similar industries as companies in our private company portfolio. For these warrants the fair value of the underlying stock may be estimated based on recent raises or based on information received from the portfolio company. Certain adjustments may be applied as determined appropriate by management for lack of liquidity.

The following fair value hierarchy table presents information about our assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2018:

	Level 1	Level 2	Level 3	Total
Cash	$567,375	$—	$—	$567,375
Available-for-sale securities
Mutual funds	1,332,225	—	—	1,332,225
Common stock	9,782	—	—	9,782
Investments - Warrants	—	—	203,884	203,884
	$1,909,382	$—	$203,884	$2,113,266

The following fair value hierarchy table presents information about our assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2017:

	Level 1	Level 2	Level 3	Total
Cash	$954,599	$—	$—	$954,599
Available-for-sale securities
Mutual funds	1,556,070	—	—	1,556,070
Common stock	10,122	—	—	10,122
Investments - Warrants	—	—	201,124	201,124
	$2,520,791	$—	$201,124	$2,721,915

The following table presents additional information about transfers in and out of Level 3 assets measured at fair value on a recurring basis for 2018 and 2017:

Investments - Warrants
Fair Value at December 31, 2016	$75,162
Receipt of warrants	159,707
Change in fair value of warrants	(33,745)
Fair Value at December 31, 2017	$201,124
Receipt of warrants	40,665
Change in fair value of warrants	(37,905)
Fair Value at December 31, 2017	$203,884

The following range of variables were used in valuing Level 3 assets during the years ended December 31:

	2018	2017
Expected life (years)	1-10	1-10
Risk-free interest rate	2.4-2.7%	1.8-2.4%
Expected volatility	30-101%	44-134%
Annual dividend yield	0%	0%

Cash and Cash Equivalents

For purpose of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Accounts Receivable

Accounts receivable are recorded at the invoiced amount and are non-interest-bearing. The Company maintains an allowance for doubtful accounts to reserve for potential uncollectible receivables. The allowance for doubtful accounts as of December 31, 2018 and 2017 was $72,723 and $22,700, respectively. Bad debt expense for 2018 and 2017 was $145,341 and $70,700, respectively

Investment Securities

Available-for-Sale Securities

Our available-for-sale securities consist of mutual funds and common stock equities that are tradable in an active market. Unrealized gains and losses on available-for-sale securities, net of applicable taxes, are reported in accumulated other comprehensive income, which is a separate component of the Company’s stockholders' equity, until realized.

We analyze available-for-sale securities for other-than-temporary impairment quarterly or as there is indication that such review is necessary.

We apply the other-than-temporary impairment standards of Accounting Standards Codification (“ASC”) 320, Investments-Debt and Equity Securities.

Non-Marketable and Other Securities

Non-marketable and other securities include investments in non-public equities. Our accounting for investments in non-marketable and other securities depends on several factors, including the level of ownership and the power to control. As further described below, we base our accounting for such securities on: (i) fair value accounting, (ii) equity method accounting, and (iii) cost method accounting.

Investments - Warrants

In connection with negotiated platform fee agreements, we may obtain warrants giving us the right to acquire stock in companies undergoing Regulation A offerings. We hold these assets for prospective investment gains. We do not use them to hedge any economic risks nor do we use other derivative instruments to hedge economic risks stemming from these warrants.

We account for warrants in certain private and public (or publicly traded under the provisions of Regulation A) client companies as derivatives when they contain net settlement terms and other qualifying criteria under ASC 815, Derivatives and Hedging. In general, the warrants entitle us to buy a specific number of shares of stock at a specific price within a specific time period. Certain warrants contain contingent provisions, which adjust the underlying number of shares or purchase price upon the occurrence of certain future events. Our warrant agreements typically contain net share settlement provisions, which permit us to receive at exercise a share count equal to the intrinsic value of the warrant divided by the share price (otherwise known as a “cashless” exercise). These warrants are recorded at fair value and are classified as Investments - warrants on our consolidated balance sheets at the time they are obtained.

The grant date fair values of warrants received in connection with services performed are deemed to be revenue and recognized when earned.

Any changes in fair value from the grant date fair value of warrants will be recognized as increases or decreases to investments on our balance sheet and as net gains or losses in other (income) expense, a component of consolidated net income.

In the event of an exercise for shares, the basis or value in the securities is reclassified from Investment - warrants to available-for-sale securities or non-marketable securities, as described below, on the consolidated balance sheet on the latter of the exercise date or corporate action date. The shares in public companies, or companies that trade over-the-counter as allowed by Regulation A, are classified as available-for-sale securities (provided they do not have a significant restriction from sale). Changes in fair value of securities designated as available-for-sale, after applicable taxes, are reported in accumulated other comprehensive income, which is a separate component of stockholders' equity. The shares in private companies without an active trading market are classified as non-marketable securities. Typically, we account for these securities at cost and only record adjustments to the value at the time of exit or liquidation though gains or losses on investments securities, in non-interest income, a component of consolidated net income.

The fair value of the warrants portfolio is a critical accounting estimate and is reviewed semi-annually. We value our warrants using a modified Black-Scholes option pricing model, which incorporates the following significant inputs, in addition to certain adjustments for general lack of liquidity:

∙	An underlying asset value, which is estimated based on current information available in valuation reports, including any information regarding subsequent rounds of funding or performance of a company.

∙	Stated strike price, which can be adjusted for certain warrants upon the occurrence of subsequent funding rounds or other future events.

∙	Price volatility or risk associated with possible changes in the warrant price. The volatility assumption is based on historical price volatility of publicly traded companies within indices or companies similar in nature to the underlying client companies issuing the warrant.

∙	The expected remaining life of the warrants in each financial reporting period.

∙	The risk-free interest rate is derived from the Treasury yield curve and is calculated based on the risk-free interest rates that correspond closest to the expected remaining life of the warrant on the date of assessment.

Property and Equipment

Property and equipment are stated at cost. The Company’s fixed assets are depreciated using the straight-line method over the estimated useful life of three (3) to five (5) years. At the time of retirement or other disposition of property and equipment, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations.

Intangible Assets

Intangible assets are amortized over their respective estimated lives, unless the lives are determined to be indefinite and reviewed for impairment whenever events or other changes in circumstances indicate that the carrying amount may not be recoverable. The impairment testing compares carrying values to fair values and, when appropriate, the carrying value of these assets is reduced to fair value. Impairment charges, if any, are recorded in the period in which the impairment is determined.

Impairment of Long-Lived Assets

The Company continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. When such events or changes in circumstances are present, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell.

Preferred Stock

ASC 480, Distinguishing Liabilities from Equity, includes standards for how an issuer of equity (including equity shares issued by consolidated entities) classifies and measures on its balance sheet certain financial instruments with characteristics of both liabilities and equity.

Management is required to determine the presentation for the preferred stock as a result of the liquidation and conversion provisions, among other provisions in the agreement. Specifically, management is required to determine whether the embedded conversion feature in the preferred stock is clearly and closely related to the host instrument, and whether the bifurcation of the conversion feature is required and whether the conversion feature should be accounted for as a derivative instrument. If the host instrument and conversion feature are determined to be clearly and closely related (both more akin to equity), derivative liability accounting under ASC 815, Derivatives and Hedging, is not required. Management determined that the host contract of the preferred stock is more akin to equity, and accordingly, derivative liability accounting is not required by the Company.

Costs incurred directly for the issuance of the preferred stock are recorded as a reduction of gross proceeds received by the Company, resulting in a discount to the preferred stock.

Dividends which are required to be paid upon redemption are accrued and recorded within preferred stock and accumulated deficit.

Equity Offering Costs

The Company accounts for offering costs in accordance with ASC 340, Other Assets and Deferred Costs. Prior to the completion of an offering, offering costs will be capitalized as deferred offering costs on the balance sheet. The deferred offering costs will be charged to stockholders’ equity upon the completion of an offering or to expense if the offering is not completed. Offering costs of $49,394 and $99,843 for the Company’s Regulation A offering were charged to stockholders’ equity during the years ended December 31, 2018 and 2017, respectively.

Revenue Recognition

Effective January 1, 2018, the Company adopted ASC 606, Revenue from Contracts with Customers. ASC 606 introduces a new framework for analyzing potential revenue transactions by identifying the contract with a customer, identifying the performance obligations in the contract, determining the transaction price, allocating the transaction price to the performance obligations in the contract, and recognizing revenue when (or as) the Company satisfies a performance obligation.

The Company recognizes revenues from Regulation A and Regulation D platform fees at an agreed-upon per-investor rate based on the number of new investors subscribed to an offering. Platform fees are paid to the Company from customers’ escrow accounts. For certain Regulation A offerings, the Company earns a portion of its platform fees in warrants. The grant date fair values of warrants received, as determined using the modified Black-Scholes pricing model, are recognized as revenue when earned. The Company’s performance obligations are satisfied as services are rendered through the duration of the campaign. Revenues from Regulation A and Regulation D platform fees were $481,470 and $559,862 for the years ended December 31, 2018 and 2017, respectively. These revenues include $40,665 and $159,707 for the years ended December 31, 2018 and 2017, respectively, related to the fair value of warrants received for fees.

Revenues from Regulation Crowdfunding platform fees are recognized at an agreed-upon rate based on the amount invested in an offering. Platform fees are due upon the disbursement of funds from escrow and are paid to the Company from customers’ escrow accounts. The Company’s performance obligations are satisfied as services are rendered through the duration of the campaign. Revenues from Regulation Crowdfunding platform fees were $1,414,064 and $866,258 for the years ended December 31, 2018 and 2017, respectively.

The Company provides marketing services branded under the name “StartEngine Premium” that are deferred over three (3) months based on the expected timeline over which services are to be rendered and the Company’s performance obligations are to be satisfied. The expected timeline over which services are to be rendered is an estimate significantly affecting the determination of the timing of revenue, and it is evaluated on a periodic basis. There have been no changes to the expected timeline during the years ended December 31, 2018 and 2017. Payment for StartEngine Premium services are generally remitted by the customer upon the commencement of services. On occasion, the Company may allow a customer to defer payment for StartEngine Premium services until the first disbursement from the customer’s offering. Revenues from StartEngine Premium were $1,497,545 and $215,500 for the years ended December 31, 2018 and 2017, respectively.

The Company also provides transfer agent services branded under the name “StartEngine Secure” that are deferred over twelve (12) months based on the agreed-upon term for such services and the period over which the Company’s performance obligations are to be satisfied. Payment for StartEngine Secure services are generally paid via customers’ escrow accounts. Revenues from StartEngine Secure were $75,133 and $21,177 for the years ended December 31, 2018 and 2017, respectively.

During the year ended December 31, 2018, the Company introduced campaign advertising services branded under the name “StartEngine Promote.” The revenues for which are earned based on additional investments attributable to the campaign advertising services, and such revenues are recognized throughout the campaign. StartEngine Promote fees are due at the end of a campaign and are paid to the Company from customers’ escrow accounts. The Company’s performance obligations are satisfied as services are rendered. Revenues from StartEngine Promote were $59,550 for the year ended December 31, 2018.

The Company hosts periodic events, such as summits, and recognizes revenues from ticket sales and sponsorships. Payments from event attendees and event sponsors received prior to each event are deferred and recognized in revenue once the event occurs. Revenues from events, including sponsorships, were $596,687 and $103,184 for the years ended December 31, 2018 and 2017, respectively.

The Company licenses its crowdfunding data to a third party that tracks crowdfunding statistics. Payment for licensing arrangements is received at the beginning of the license term, and the Company recognizes the revenue over the license term during which the Company’s performance obligations are satisfied. Revenues from licensing were $75,000 and $112,500 for the years ended December 31, 2018 and 2017, respectively.

The Company also provides other services, primarily related to bad actor checks, amendments, certificates of good standing, escrow fees, and bundled professional services. Revenues for full-service offerings that include bundled professional services are recognized over the estimated duration of the offering. Revenues for all other services are recognized as such services are rendered. Revenues from other services were $483,079 and $168,467 for the years ended December 31, 2018 and 2017, respectively.

The Company’s contracts with customers generally have a term of one year or less. As of December 31, 2018 and 2017, the Company had deferred revenue of $345,418 and $219,425, respectively, related to performance obligations yet to be fulfilled. The Company had no other customer contract assets or liabilities.

The Company does not offer refunds for offerings that do not raise sufficient funds. From time to time, the Company provides refunds for StartEngine Premium services on a case-by-case basis, and such refunds to date have not been material.

Cost of Revenues

Cost of revenues consists of internal employees, hosting fees, processing fees, and certain software subscription fees that are required to provide services to our issuers.

Advertising

The Company expenses the cost of advertising and promotions as incurred.

Research and Development

We incur research and development costs during the process of researching and developing our technologies and future offerings. Our research and development costs consist primarily of non-capitalizable engineering fees for both employees and consultants related to our website and future product offerings, email and other tools that are utilized for client related services and outreach. During the years ended December 31, 2018 and 2017, research and development costs were $751,233 and $356,047, respectively.

Stock-Based Compensation

The Company accounts for stock options issued to employees under ASC 718, Share-Based Payment. Under ASC 718, share-based compensation cost to employees is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense over the employee’s requisite vesting period. The fair value of each stock option or warrant award is estimated on the date of grant using the Black-Scholes option valuation model.

The Company measures compensation expense for its non-employee stock-based compensation under ASC 505 Equity. The fair value of the option issued or committed to be issued is used to measure the transaction, as this is more reliable than the fair value of the services received. The fair value is measured at the value of the Company’s common stock on the date that the commitment for performance by the counterparty has been reached or the counterparty’s performance is complete. The fair value of the equity instrument is charged directly to stock-based compensation expense and credited to additional paid-in capital.

Income Taxes

The Company applies ASC 740, Income Taxes (“ASC 740”).  Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial statement reported amounts at each period end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax expense for the period, if any and the change during the period in deferred tax assets and liabilities.

ASC 740 also provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax positions.  A tax benefit from an uncertain position is recognized only if it is “more likely than not” that the position is sustainable upon examination by the relevant taxing authority based on its technical merit. There were no uncertain tax positions as of December 31, 2018 and 2017.

The Company is subject to tax in the United States (“U.S.”) and files tax returns in the U.S. Federal jurisdiction and California state jurisdiction.  The Company is subject to U.S. Federal, state and local income tax examinations by tax authorities for all periods since Inception.  The Company currently is not under examination by any tax authority.

Earnings per Common and Common Equivalent Share

The computation of basic earnings per common share is computed using the weighted average number of common shares outstanding during the year. The computation of diluted earnings per common share is based on the weighted average number of shares outstanding during the year plus common stock equivalents which would arise from the exercise of securities outstanding using the treasury stock method and the average market price per share during the year. Stock options totaling 1,458,542 and 675,000 shares on an as-converted basis, as well as convertible preferred stock, were excluded from the calculation of diluted earnings per share for the years ended December 31, 2018 and 2017, respectively, because their effect is anti-dilutive.

Concentration of Credit Risk

The Company maintains its cash with a major financial institution located in the United States of America which it believes to be credit worthy.  Balances are insured by the Federal Deposit Insurance Corporation up to $250,000.  At times, the Company may maintain balances in excess of the federally insured limits.

Risks and Uncertainties

The Company’s operations are subject to new laws, regulation and compliance. Significant changes to regulations governing the way the Company derives revenues could impact the company negatively. Technological and advancements and updates as well as maintaining compliance standards are required to maintain the Company’s operations.

Recent Accounting Pronouncements

In August 2018, the Financial Accounting Standards Board (“FASB”) issued ASU 2018-13, Fair Value Measurement: Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement, which modifies the disclosure requirements on fair value measurements, including the consideration of costs and benefits. ASU 2018-13 will become effective for interim and annual reporting periods beginning on January 1, 2020. The amendments on changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements, and the narrative description of measurement uncertainty will be applied prospectively for only the most recent interim or annual period presented in the initial fiscal year of adoption. All other amendments will be applied retrospectively to all periods presented upon their effective date. The Company is currently evaluating the impact of the adoption of ASU 2018-13 on its consolidated financial statements.

The FASB issues ASUs to amend the authoritative literature in the ASC. There have been a number of ASUs to date, including those above, that amend the original text of ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to us or (iv) are not expected to have a significant impact our consolidated financial statements.

NOTE 3 – MARKETABLE SECURITIES AND INVESTMENTS

Available-for-Sale Securities

Available-for-sale securities consisted of the following as of December 31:

	2018	2017
Mutual funds	$1,332,225	$1,556,070
Common stock	9,782	10,122
	$1,342,007	$1,566,192

The Company’s available-for-sale securities are comprised of investments in mutual funds and common stock that are intended for operating capital to fund the Company’s operations as needed. These investments provide the Company with a high level of liquidity while providing modest returns with minimal risk.

The Company had $406 and $70,332 in unrealized losses and gains, respectively, on mutual funds and common stock held, which is included as unrealized (loss) gain within other comprehensive loss in the consolidated statement of operations and comprehensive loss, for the years ended December 31, 2018 and 2017, respectively. During the years ended December 31, 2018 and 2017, the Company had realized losses on mutual funds sold of $3,098 and $79,100, respectively.

Investments – Warrants

Equity warrants, as described in Note 2, are equity warrants received for services provided. The warrants are valued on the date they are earned. The change in value of the warrants was a decrease of $37,905 and $33,745 for the years ended December 31, 2018 and 2017, respectively.

NOTE 4 – PROPERTY AND EQUIPMENT

As of December 31, 2018 and 2017, property and equipment consisted of the following:

	2018	2017
Computer equipment	$6,744	$6,744
Software	3,654	3,654
Total property and equipment	10,398	10,398
Accumulated Depreciation	(5,964)	(3,393)
	$4,434	$7,005

Depreciation expense for the years ended December 31, 2018 and 2017 was $2,571 and $2,517, respectively.

NOTE 5 – COMMITMENTS AND CONTINGENCIES

We are currently not involved with or know of any pending or threatening litigation against the Company or any of its officers.

The Company maintains offices on a month-to-month lease.

NOTE 6 – STOCKHOLDERS’ EQUITY

Preferred Stock

We have authorized the issuance of 8,650,000 shares of our preferred stock with par value of $0.00001. Of these authorized shares, 3,500,000 are designated as Series A Preferred Stock (“Series A”), 1,650,000 are designated as Series T Preferred Stock (“Series T”), and 3,500,000 are designated as Series Seed Preferred Stock (“Series Seed”).

Series A Preferred Stock

The Series A have liquidation priority over the Series Seed and common stock. In the event of the liquidation, dissolution or winding up of the Company, the Series A shall be entitled to receive, out of the assets of the Company available for distribution to its stockholders, before any payment is made to Series Seed or common stock, liquidation distributions, which will be paid ratably with the Series T in proportion to its respective liquidation preference. Holders of Series A will receive an amount equal to $1.7182 per share, as adjusted, plus all declared and unpaid dividends thereon to the date fixed for such distribution. If upon such event the assets of the Company legally available for distribution are insufficient to permit payment of the full preferential amount, the entire assets available for distribution to stockholders shall be distributed to the holders of the Series A and Series T ratably in proportion to the full preferential amounts for which they are entitled. The Series A votes on an as-converted basis. The Series A is convertible by the holder at any time after issuance at the conversion price, which equates to a one-to-one basis for common stock. The Series A is automatically convertible into common stock upon the earlier of 1) the vote or written consent of at least a majority of the voting power represented by the then outstanding shares of preferred stock or 2) the closing of a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, coverts the offer and sale of common stock at an offering price of not less than $8.59 per share, as adjusted, with aggregate gross proceeds to the Company of not less than $15,000,000. In addition, the Series A has various anti-dilution provisions which take into account future sales and issuances of common stock and other dilutive instruments.

Series T Preferred Stock

The Series T have liquidation priority over the Series Seed and common stock. In the event of the liquidation, dissolution or winding up of the Company, the Series T shall be entitled to receive, out of the assets of the Company available for distribution to its stockholders, before any payment is made to Series Seed or common stock, liquidation distributions, which will be paid ratably with the Series A in proportion to its respective liquidation preference. Holders of Series T will receive an amount equal to $8.80 per share, as adjusted, plus all declared and unpaid dividends thereon to the date fixed for such distribution. If upon such event the assets of the Company legally available for distribution are insufficient to permit payment of the full preferential amount, the entire assets available for distribution to stockholders shall be distributed to the holders of the Series A and Series T ratably in proportion to the full preferential amounts for which they are entitled. The Series T votes on an as-converted basis. The Series T is convertible by the holder at any time after issuance at the conversion price, which equates to a one-to-one basis for common stock. The Series T is automatically convertible into common stock upon the earlier of 1) the vote or written consent of at least a majority of the voting power represented by the then outstanding shares of preferred stock or 2) the closing of a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, coverts the offer and sale of common stock at an offering price of not less than $8.80 per share, as adjusted, with aggregate gross proceeds to the Company of not less than $15,000,000. In addition, the Series T has various anti-dilution provisions which take into account future sales and issuances of common stock and other dilutive instruments.

During the year ended December 31, 2018, the Company sold 100,000 shares of Series T Preferred Stock for $500,000.

Series Seed Preferred stock

The Series Seed have liquidation priority over the common stock. In the event of the liquidation, dissolution or winding up of the Company, the Series Seed shall be entitled to receive, out of the assets of the Company available for distribution to its stockholders, after any payment made to Series A and Series T, but before any payment is made to the Company’s common stock, an amount equal to $0.50 per share, as adjusted, plus all declared and unpaid dividends thereon to the date fixed for such distribution. If upon such event the assets of the Company legally available for distribution are insufficient to permit payment of the full preferential amount, the entire assets available for distribution to stockholders shall be distributed to the holders of Series A and Series T first, then ratably in proportion to the full preferential amounts for which they are entitled to the Series Seed. The Series Seed votes on an as-converted basis. The Series Seed is convertible by the holder at any time after issuance at the conversion price, which equates to a one-to-one basis for common stock. The Series Seed is automatically converted into common stock upon the earlier of 1) the vote or written consent of at least a majority of the voting power represented by the then outstanding shares of preferred stock or 2) the closing of a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, converts the offer and sale of common stock at an offering price of not less than $8.59 per share, as adjusted, with aggregate gross proceeds to the Company of not less than $15,000,000. In addition, the Series Seed has various anti-dilution provisions which take into account future sales and issuances of common stock and other dilutive instruments.

Common Stock

We have authorized the issuance of 25,000,000 shares of our common stock with par value of $0.00001.

During the year ended December 31, 2018, the Company sold 675,809 shares of common stock through a Regulation A offering. The Company recognized gross proceeds of $3,276,323 related to the sale of these shares. In connection with the offering, the Company recognized offering costs of $49,394, which reduced additional paid-in capital.

During the year ended December 31, 2017, the Company sold 340,334 shares of common stock through the same Regulation A offering. The Company recognized gross proceeds of $1,629,540 and a subscription receivable of $105,267 related to the sale of these shares. In connection with the offering, the Company recognized offering costs of $99,843, which reduced additional paid-in capital.

Common Stock Options

In 2015, our Board of Directors adopted the StartEngine Crowdfunding, Inc. 2015 Equity Incentive Plan (the “2015 Plan”).  The 2015 Plan provides for the grant of equity awards to employees, and consultants, including stock options, stock purchase rights and restricted stock units to purchase shares of our common stock.  Up to 2,030,000 shares of our common stock may be issued pursuant to awards granted under the 2015 Plan. The 2015 Plan is administered by our Board of Directors, and expires ten years after adoption, unless terminated earlier by the Board.

In 2018 and 2017, the Company granted 990,000 and 335,000 stock options, respectively, under the 2015 Plan to various employees and nonemployees. The options granted in 2018 had exercise prices ranging from $0.79 to $5.00, and the options granted in 2017 had exercise prices ranging from $0.29 to $0.79. The stock options vest over four years and expire in ten years. The stock options were valued using the Black-Scholes pricing model as indicated below:

	December 31, 2018	December 31, 2017
Expected life (years)	6.1	6.1-6.3
Risk-free interest rate	2.4-2.9%	1.9-2.0%
Expected volatility	50%	50%
Annual dividend yield	0%	0%

The risk-free interest rate assumption for options granted is based upon observed interest rates on the United States government securities appropriate for the expected term of the Company's stock options.

The expected term of employee stock options is calculated using the simplified method which takes into consideration the contractual life and vesting terms of the options. The expected term of non-employee stock options is based on the contractual life of the options.

The Company determined the expected volatility assumption for options granted using the historical volatility of comparable public company's common stock. The Company will continue to monitor peer companies and other relevant factors used to measure expected volatility for future stock option grants, until such time that the Company’s common stock has enough market history to use historical volatility.

The dividend yield assumption for options granted is based on the Company's history and expectation of dividend payouts. The Company has never declared or paid any cash dividends on its common stock, and the Company does not anticipate paying any cash dividends in the foreseeable future.

A summary of the Company’s stock options activity and related information is as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted average Remaining Contractual Term
Outstanding at December 31, 2016	350,000	$0.26	8.8
Granted	335,000	0.43	10.0
Exercised	—	—	—
Expired/Cancelled	(10,000)	0.29	8.9
Outstanding at December 31, 2017	675,000	$0.35	8.5
Granted	990,000	1.47	10.0
Exercised	—	—	—
Expired/Cancelled	(206,458)	1.03	8.8
Outstanding at December 31, 2018	1,458,542	$1.01	8.5

Exercisable at December 31, 2017	271,865	$0.26	7.6
Exercisable at December 31, 2018	454,271	$0.33	7.2

Stock option expense for the year ended December 31, 2018 was $955,205. Of which, $97,581 was recorded in cost of revenues, $618,729 was recorded in general and administrative expenses, $182,498 was recorded in sales and marketing expenses, and $56,397 was recorded in research and development expenses. Stock option expense for the year ended December 31, 2017 was $80,955 and recorded in general and administrative expenses.

The Company expects to recognize the remaining value of the options through 2022 approximately as follows: $1,006,000 in 2019, $1,005,000 in 2020, $823,000 in 2021, and $89,000 in 2022.

NOTE 7 – RELATED PARTY TRANSACTIONS

In March 2016, the company entered into a three-year Platform Network Collaboration and Data Licensing Agreement (the “Platform Agreement”) with NextGen Crowdfunding, LLC, an entity affiliated with one of our significant preferred stockholders, SE Agoura Investment LLC, which is beneficially owned by Aubrey Chernick. The Platform Agreement calls for the Company and the outside entity to collaborate and for the Company to provide data and certain information to the entity for tracking crowdfunding statistics. In consideration, the Company received $75,000 per annum. The Company recognized licensing revenue of $75,000 related to the Platform Agreement during both of the years ended December 31, 2018 and 2017.

From time to time, the Company advances funds to the Company’s Chief Executive Officer to cover significant expenses he pays on behalf of the Company. Those advances are netted against expense reimbursement claims provided. As of December 31, 2018, the Company had prepayments of $231,304 that were included in other current assets. Such amounts were relieved in 2019 upon receipt of expense claims.

NOTE 8 – INCOME TAXES

The following table presents the current and deferred tax provision for federal and state income taxes for the years ended December 31:

	2018	2017
Current tax provision:
Federal	$—	$—
State	17,070	8,621
Total	17,070	8,621

Deferred tax provision:
Federal	(2,147,263)	(2,206,309)
State	(743,927)	(378,410)
Total	(2,891,190)	(2,584,719)
Valuation allowance	2,891,190	2,584,719
Total provision for income taxes	$17,070	$8,621

Reconciliations of the U.S. federal statutory rate to the actual tax rate are as follows for the period ended December 31:

	2018	2017
Federal tax benefit at statutory rate	21.0%	34.0%
Permanent differences:
State taxes, net of federal benefit	5.9%	5.2%
Meals and entertainment	-0.1%	-0.5%
Stock option compensation	-2.3%	-1.3%
Temporary differences:
Other temporary differences	-2.1%	—
Change in valuation allowance	-22.0%	-37.0%
Total provision	0.4%	0.4%

The components of our deferred tax assets (liabilities) for federal and state income taxes consisted of the following as of December 31:

	Asset (Liability)
	2018	2017
Depreciation and amortization	$447	$(56)
Reserves and accruals	76,413	93,750
Net operating loss carryforwards	2,814,330	1,647,436
Valuation allowance	(2,891,190)	(1,741,130)
Net deferred tax asset, non-current	$—	$—

Based on federal tax returns filed, or to be filed, through December 31, 2018, we had available approximately $10,400,000 in U.S. tax net operating loss carryforwards, pursuant to the Tax Reform Act of 1986, which assesses the utilization of a Company’s net operating loss carryforwards resulting from retaining continuity of its business operations and changes within its ownership structure.  Net operating loss carryforwards start to expire 2034 or 20 years for federal income and state tax reporting purposes.

In December 2017, the Tax Cuts and Jobs Act, which provides tax relief for certain corporations, effective January 1, 2018, was passed. The Company’s deferred tax assets decreased $843,589 due to the decrease in the federal statutory rate from 34% to 21%.

The Company is subject to tax in the United States (“U.S.”) and files tax returns in the U.S. Federal jurisdiction and California state jurisdiction.

NOTE 9 – SUBSEQUENT EVENTS

In February and March 2019, the Company granted 120,000 options to purchase common stock to employees which will vest over four years.

Subsequent to December 31, 2018, the Company sold 43,180 shares of Series T Preferred Stock for consideration of $313,922, of which $105,555 is still in escrow. The Company also sold 27,804 shares of common stock for consideration of $195,413, of which $12,147 is still in escrow, in connection with a Regulation Crowdfunding offering that commenced in January 2019, as well as 47,204 shares of common stock for consideration of $354,030, of which $151,290 is still in escrow, in connection with a Regulation A offering that commenced in March 2019.

The Company has evaluated subsequent events that occurred after December 31, 2018 through April 26, 2019, the issuance date of these consolidated financial statements. There have been no other events or transactions during this time which would have a material effect on these consolidated financial statements.

PART III

INDEX TO EXHIBITS

2.1	Fifth Amended and Restated Certificate of Incorporation
2.2	Amended and Restated Bylaws
3.1	Second Amended and Restated Investors’ Rights Agreement
4.1	Form of Common Stock Subscription Agreement
4.2	Form of Preferred Stock Subscription Agreement
6.1	2015 Equity Incentive Plan
6.2	Employment Agreement effective as of January 1, 2020 (Howard Marks)
6.3	Observer Rights Agreement dated November 2, 2016 (Ronald Miller)
8.	Escrow Services Agreement dated March 11, 2020
11.	Consent of dbbmckennon
12.	Attorney opinion on legality of the offering
13.	“Test the waters” materials

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Los Angeles, State of California, on March 12, 2020.

StartEngine Crowdfunding, Inc.

/s/ Howard Marks

By Howard Marks
CEO of StartEngine Crowdfunding, Inc.

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Howard Marks

Howard Marks, Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Director

Date: March 12, 2020

/s/ Ronald Miller
Ronald Miller, Director and Chairman
Date: March 12, 2020